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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FOSSIL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOSSIL GROUP, INC.
901 S. Central Expressway
Richardson, Texas 75080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2017

To the Stockholders of Fossil Group, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fossil Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 901 S. Central Expressway, Richardson, Texas 75080, on the 24th day of May 2017, at 9:00 a.m. (local time) for the following purposes:

          1.     To elect nine (9) directors to the Company's Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

          2.     To hold an advisory vote on executive compensation as disclosed in these materials.

          3.     To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

          4.     To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2017.

          5.     To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        The Board of Directors has fixed the close of business on March 28, 2017 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

        You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to vote your shares as soon as possible so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. You may vote your shares via a toll-free telephone number or over the Internet. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Voting in one of these ways will ensure that your shares are represented at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies in the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
Randy S. Hyne Vice President, General Counsel and Secretary

April 13, 2017
Richardson, Texas

        Important notice regarding the availability of proxy materials for the annual meeting to be held on May 24, 2017: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company's fiscal year ended December 31, 2016 are also available at http://viewproxy.com/fossil/2017/.

FOSSIL GROUP, INC.
901 S. Central Expressway
Richardson, Texas 75080

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2017

SOLICITATION OF PROXIES

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fossil Group, Inc., a Delaware corporation (the "Company"), of your proxy to be voted at the 2017 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 24, 2017, at the time and place and for the purpose of voting on the matters set forth in the Notice of Annual Meeting of Stockholders (the "Annual Meeting Notice") and at any adjournment(s) or postponement(s) thereof. These matters include:

          1.     To elect nine (9) directors to the Company's Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

          2.     To hold an advisory vote on executive compensation as disclosed in these materials.

          3.     To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

          4.     To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2017.

          5.     To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        When proxies are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, the shares will be voted: FOR each of the nine nominees named in this proxy statement for election to the Board of Directors under Proposal 1; FOR approval of the compensation of the Company's named executive officers under Proposal 2; FOR holding a non-binding vote every one year regarding approval of the compensation of the Company's named executive officers under Proposal 3; and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2017 under Proposal 4.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

        Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 24, 2017: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company's fiscal year ended December 31, 2016 are also available at http://viewproxy.com/fossil/2017/.

        As permitted by Securities and Exchange Commission ("SEC") rules, we are making the Annual Meeting Notice, this proxy statement (the "Proxy Statement") and our Annual Report to Stockholders (the "Annual Report") available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders' receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. Each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) will receive a Notice of Internet Availability of Proxy Materials (the "Proxy Notice") containing instructions on how to access and review the proxy materials, including the Annual Meeting Notice, this Proxy Statement and our Annual Report, on the Internet and how to access an electronic proxy card to vote on the Internet. The Proxy Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Proxy Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Proxy Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Proxy Notice.

GENERAL

        The executive offices of the Company are located at, and the mailing address of the Company is, 901 S. Central Expressway, Richardson, Texas 75080.

        This Proxy Statement and form of proxy are being mailed or made available to stockholders on or about April 13, 2017. The accompanying Annual Report covering the Company's fiscal year ended December 31, 2016 does not form any part of the materials for solicitation of proxies.

        Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Annual Meeting Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

        The cost of preparing, assembling, posting on the Internet, printing and mailing the Proxy Notice, Annual Meeting Notice, Annual Report, this Proxy Statement, and the form of proxy, as well as the reasonable costs of forwarding solicitation materials to the beneficial owners of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and other costs of solicitation, will be borne by the Company. Officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone or other electronic means. These officers and employees will not receive additional compensation for soliciting proxies, but will be reimbursed for out-of-pocket expenses. The Company may retain a third party proxy solicitor in connection with soliciting proxies and will pay all expenses related thereto if it hires a proxy solicitor. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of Common Stock registered in their names, will be requested to forward solicitation materials to the beneficial owners of such shares of Common Stock.

        With respect to eligible stockholders who share a single address, we are sending only one Proxy Statement, Annual Report or Proxy Notice to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate Proxy Statement, Annual Report or Proxy Notice in the future, he or she may contact Investor Relations, Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080 or call (972) 234-2525 and ask for Investor Relations. Eligible stockholders of record receiving multiple copies of our Proxy Statement, Annual Report or Proxy Notice can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement or Proxy Notice to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

 QUORUM AND VOTING

        The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 28, 2017 (the "Record Date"). On the Record Date, there were 48,459,054 shares of Common Stock issued and outstanding.

        Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company's Third Amended and Restated Certificate of Incorporation, as amended (the "Charter"), nor its Fifth Amended and Restated Bylaws (the "Bylaws"), allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

        Assuming the presence of a quorum, in an uncontested election of directors, the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the election of directors (Proposal 1). A "majority of the votes cast" means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. Votes cast shall exclude abstentions with respect to that director's election. Pursuant to the Company's Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes "against" his or her election than votes "for" such election (a "Majority Against Vote") is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the Nominating and Corporate Governance Committee received a Majority Against Vote at the same election, then the independent directors who did not receive a Majority Against Vote shall appoint a committee among themselves and recommend to the Board of Directors whether to accept such resignations. The Board of Directors will act upon such recommendation(s) within 90 days following certification of the stockholder vote.

        Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on Proposals 2 and 4 is required to approve the compensation of the Company's named executive officers and to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm. For the advisory vote on how frequently our stockholders should vote on the compensation of our named executive officers under Proposal 3, the number of years (1, 2 or 3) that receives the highest number of votes will be deemed to be preferred by our stockholders. An automated system administered by an independent third party tabulates the votes. Each proposal is tabulated separately. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Abstentions will have the effect of a vote against Proposals 2 and 4. Abstentions will have no effect with respect to Proposals 1 and 3. Broker non-votes will have no effect with respect to Proposals 1, 2 and 3 and are inapplicable to Proposal 4.

HOW TO VOTE

        You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the stockholder of record, you can vote by proxy via a toll-free telephone number, over the Internet or by mail. Please refer to your Proxy Notice or the proxy card included with these proxy materials for instructions on how to access an electronic proxy card to vote on the Internet, vote by telephone, or to receive a paper copy of the proxy materials to vote by mail.

        If you are not the record holder of your shares of Common Stock, please follow the instructions provided by your broker, bank or other nominee.

        Any stockholder of the Company giving a proxy may revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by submitting a duly executed proxy bearing a later date by telephone, via the Internet or by mail or by giving written notice of revocation to the Company addressed to Randy S. Hyne, Vice President, General Counsel and Secretary, Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080. No such revocation shall be effective, however, unless the notice of revocation has been received by the Company at or prior to the Annual Meeting.

        To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations at (972) 234-2525.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company's only outstanding class of equity securities is its Common Stock. The following table sets forth information regarding the beneficial ownership of Common Stock as of March 28, 2017 by (i) each Named Executive Officer (as defined in "Compensation Discussion and Analysis"); (ii) each director and director nominee of the Company; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the Common Stock as of March 28, 2017. The address of each officer and director is c/o Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Steve A. Evans	4,409		*
Darren E. Hart	403		*
Kosta N. Kartsotis	6,021,118	(3)	12.4%
Dennis R. Secor	26,350		*
John A. White	19,826		*
Elaine B. Agather	5,263	(4)	*
Jeffrey N. Boyer	15,947	(5)	*
William B. Chiasson	8,390	(6)	*
Mauria A. Finley	5,941	(7)	*
Diane L. Neal	10,628	(8)	*
Thomas M. Nealon	10,477	(9)	*
Mark D. Quick	28,584	(10)	*
Elysia Holt Ragusa	14,242	(11)	*
James E. Skinner	27,347	(12)	*
James M. Zimmerman	17,567	(13)	*
All executive officers and directors as a group (19 persons)	6,231,177	(14)	12.8%
BlackRock, Inc.	4,181,038	(15)	8.6%
FMR, LLC	7,219,910	(16)	14.9%
The Vanguard Group	3,181,286	(17)	6.6%
Vulcan Value Partners, LLC	11,369,693	(18)	23.5%

*
Less than 1%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the

  Company. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares when such person has the right to acquire them within 60 days after March 28, 2017. For restricted stock units, we report shares equal to the number of restricted stock units that will vest within 60 days of March 28, 2017. For stock options, we report shares subject to options that are currently exercisable or exercisable within 60 days of March 28, 2017. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
The percentages indicated are based on 48,459,054 shares of Common Stock outstanding on March 28, 2017. Shares of Common Stock subject to stock options exercisable and restricted stock units that will vest within 60 days after March 28, 2017 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(3)
Includes 1,040,291 shares of Common Stock in grantor retained annuity trusts. Also includes 3,832,870 shares of Common Stock that are pledged to secure a line of credit.

(4)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(5)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(6)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(7)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(8)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(9)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(10)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(11)
Includes 5,000 shares of Common Stock issuable upon exercise of stock options and 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(12)
Includes 6,000 shares of Common Stock issuable upon exercise of stock options and 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(13)
Includes 4,710 shares of Common Stock issuable upon vesting of restricted stock units.

(14)
Reflects the information in footnotes (3) through (13) above and an additional 60,160 shares of Common Stock beneficially owned by executive officers not named in the table above.

(15)
Based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on January 24, 2017 by BlackRock, Inc. ("BlackRock"), which indicates that (i) BlackRock has sole voting power over 4,075,220 shares of Common Stock and sole dispositive power over 4,181,038 shares of Common Stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(16)
Based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC ("FMR"), which indicates that (i) FMR has sole voting power over 1,831,507 shares of Common Stock and sole dispositive power over 7,219,910 shares of Common Stock, (ii) Abigail P. Johnson has sole dispositive power over 7,219,910 shares of Common Stock, and (iii) Fidelity Low-Priced Stock Fund has sole voting power over 4,563,403 shares of Common Stock. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(17)
Based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2017 by The Vanguard Group ("Vanguard"), which indicates that Vanguard has sole voting power over 50,275 shares of Common Stock, shared voting power over 5,100 shares of Common Stock, sole dispositive power over 3,128,380 shares of Common Stock, and shared dispositive power over 52,906 shares of Common Stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(18)
Based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2017 by Vulcan Value Partners, LLC ("Vulcan") which indicates that (i) Vulcan has sole voting power over 10,470,149 shares of Common Stock and sole dispositive power over 11,369,693 shares of Common Stock. The address of Vulcan is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, Alabama 35223.

 ELECTION OF DIRECTORS
(Proposal 1)

        The Board of Directors currently consists of eleven members. Each of our current directors will stand for reelection at the Annual Meeting, except Ms. Elaine Agather and Ms. Elysia Holt Ragusa who are retiring from our Board of Directors.

        To be elected as a director, each director nominee must receive a majority of the votes cast at the Annual Meeting. A "majority of the votes cast" means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. Votes cast shall exclude abstentions with respect to that director's election. A description of our policy regarding nominees who receive a Majority Against Vote in an uncontested election is set forth under "Quorum and Voting." Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each director nominee has expressed his or her intention to serve the entire term.

Directors and Nominees

        The following table and text set forth the name, age and positions of each director nominee:

Name	Age	Position
Jeffrey N. Boyer	58	Director
William B. Chiasson	64	Director
Mauria A. Finley	43	Director
Kosta N. Kartsotis	64	Chairman of the Board and Chief Executive Officer
Diane L. Neal	60	Director
Thomas M. Nealon	56	Director
Mark D. Quick	68	Director
James E. Skinner	63	Director
James M. Zimmerman	73	Lead Independent Director

        The following sets forth biographical information and the qualifications and skills for each director nominee:

        Jeffrey N. Boyer was appointed to the Board of Directors in December 2007. Mr. Boyer currently serves as Chairman of the Company's Finance Committee, and he is a member of the Audit Committee. Mr. Boyer has served as Executive Vice President and Chief Financial Officer for Pier 1 Imports, Inc. since June 2015. Prior to joining Pier I Imports, Mr. Boyer served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer for Tuesday Morning Corporation from September 2013 until June 2015. Mr. Boyer served as Executive Vice President and Chief Operating Officer of 24 Hour Fitness Worldwide Holdings, Inc., an operator of fitness centers, from June 2012 until September 2013 and as their Executive Vice President and Chief Financial Officer from April 2008 until June 2012. Mr. Boyer served as President and Chief Financial Officer of Michaels Stores, Inc. (Michaels) from July 2007 until April 2008 and Co-President and Chief Financial Officer from March 2006 to July 2007. He also held the position of Executive Vice President and Chief Financial Officer of Michaels from January 2003 to March 2006. Prior to joining Michaels, Mr. Boyer served as the Executive Vice President and Chief Financial Officer of the Kmart Corporation. From 1996 until 2001, he held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer. He also served in multiple top-level capacities with the Pillsbury Company and Kraft General Foods. Mr. Boyer began his career as an accountant with PricewaterhouseCoopers in 1980. Mr. Boyer has extensive leadership experience as Chief Financial Officer of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his Chief Financial Officer and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        William B. Chiasson was appointed to the Board of Directors in August 2013. Mr. Chiasson is currently Chairman of the Company's Audit Committee and a member of the Finance Committee. Mr. Chiasson serves as Chairman and Chief Executive Officer of Fresh Hemp Foods, a health food company specializing in hemp-based products, since November 2016. He previously served as the Chairman of the Board of Directors for LeapFrog Enterprises, Inc. from 2011 until April 2016. LeapFrog Enterprises designs, develops and markets a family of innovative technology-based learning platforms and related proprietary content for children. Mr. Chiasson served as Chief Executive Officer for LeapFrog Enterprises from 2010 to 2011 and as Executive Vice President and Chief Financial Officer from 2004 to 2010. Since 2013, Mr. Chiasson has also served as Chairman of the Board of Directors of The Ergobaby Carrier, Inc. and served as Interim Chief Executive Officer from 2012 to 2013. Ergobaby Carrier is a leading designer, marketer and distributor of premium infant care products. From 1998 until 2003, Mr. Chiasson served as Senior Vice President and Chief Financial Officer for Levi Strauss & Co. From 1988 to 1998, Mr. Chiasson served in various roles for Kraft Foods, Inc., most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson has leadership experience as a Chief Executive Officer and, as Chief Financial Officer of large organizations, extensive experience in accounting, finance, capital markets, strategic planning and risk management and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        Mauria A. Finley was appointed to the Board of Directors in August 2015, and she is currently a member of the Finance Committee. Ms. Finley was the founder of Citrus Lane and served as Chief Executive Officer from March 2011 until she retired from the company in October 2014. Citrus Lane is a leading social commerce platform for parents and was acquired by Care.com in July 2014. Ms. Finley previously served as Senior Director, Buyer Product and E-commerce Categories for eBay Inc. from January 2008 until October 2010. eBay Inc. is a technology company that enables commerce on behalf of users, merchants, retailers, and brands of various sizes in the United States and internationally. From September 2004 until January 2008, Ms. Finley served as Senior Director, New Ventures and Funding Mix for PayPal, then a division of eBay Inc., and now known as PayPal Holdings, Inc. PayPal Holdings, Inc. is a technology platform company that enables digital and mobile payments on behalf of consumers and merchants worldwide. From January 2001 until December 2003, Ms. Finley served as Director of Product Management for Good Technology. Good Technology is a mobile startup that developed smartphone software and hardware for wireless messaging and personal information management for enterprises and users. From March 1999 until January 2001, Ms. Finley served as Director of Product Management for AOL. From September 1997 until March 1999, Ms. Finley served as Senior Product Manager for Netscape Communication. Ms. Finley has substantial experience in omni-channel, marketing, ecommerce, technology and corporate strategy.

        Kosta N. Kartsotis has served as Chief Executive Officer since October 2000 and Chairman of the Board since May 2010. Mr. Kartsotis also served as President of the Company from December 1991 to December 2006 and as Chief Operating Officer from December 1991 until October 2000. Mr. Kartsotis joined the Company in 1988. He has been a director of the Company since 1990. Mr. Kartsotis has extensive senior level experience as our Chief Executive Officer, substantial experience in the fashion retailing industry and substantial sales, marketing and merchandising experience. He has deep knowledge of the Company and its businesses, having served on our Board since 1990.

        Diane L. Neal was appointed to the Board of Directors in February 2012, and she is currently Chairperson of the Nominating and Corporate Governance Committee and a member of the

Compensation Committee. Ms. Neal served as Chief Executive Officer of Sur La Table, a private company with more than 100 retail stores offering a selection of exclusive and premium-quality goods for the kitchen and table, from October 2014 until her retirement in January 2017. Prior to joining Sur La Table, Ms. Neal most recently served as Chief Executive Officer of Bath & Body Works. She resigned from that position in July 2011 to relocate to San Francisco for personal reasons. Ms. Neal joined Bath & Body Works in November 2006 as President and Chief Operating Officer and held those positions until her promotion to Chief Executive Officer in June 2007. Prior to joining Bath & Body Works, Ms. Neal served as President of the Outlet Division for Gap Inc., where she was responsible for the outlet business for all three Gap Inc. brands. Prior to joining Gap Inc., Ms. Neal spent 22 years with Target Corporation in multiple divisions, including Dayton's Department Stores (now Macy's), Mervyn's, Target Sourcing Services and Target Stores. During her career with Target Corporation, Ms. Neal spent 16 years at Target Stores, where she held multiple positions and responsibilities, including merchandising, planning, distribution and sourcing. Ms. Neal was promoted to President of Mervyn's in 2001 and served in that capacity until 2004, when she joined Gap Inc. Ms. Neal has extensive leadership experience as the Chief Executive Officer of a large organization and substantial experience in retailing, merchandising and strategic planning.

        Thomas M. Nealon was appointed to the Board of Directors in April 2012, and he is currently a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Nealon has served as President at Southwest Airlines Co., a leading airline based in Dallas, Texas, since January 2017. Mr. Nealon served as Executive Vice President Strategy and Innovation at Southwest Airlines from January 2016 until January 2017. Mr. Nealon previously served as Group Executive Vice President of J. C. Penney Company, Inc., from which he resigned in December 2011 for personal reasons. Mr. Nealon joined J. C. Penney in 2006 as Chief Information Officer, and held that position until his promotion to Group Executive Vice President in 2010. Prior to joining J. C. Penney, he was with Electronic Data Systems from 2004 to 2006 and served on assignment as Senior Vice President and Chief Information Officer for Southwest Airlines Co. Prior to joining Electronic Data Systems, Mr. Nealon was a partner from 2000 to 2004 at the Feld Group, an IT management consultancy firm later acquired by Electronic Data Systems. He also spent 15 years at Frito-Lay, Inc., a division of PepsiCo, serving in critical roles across the information technology organization, including two years as Chief Information Officer. Mr. Nealon has extensive experience in information technology, corporate strategy and e-commerce.

        Mark D. Quick was appointed to the Board of Directors in October 2012, and had most recently served as Vice Chairman of the Company from January 2007 until his retirement in October 2012. Mr. Quick served as President, Fashion Accessories of the Company from October 2000 until December 2006 and President, Stores Division from March 2003 until September 2006. Mr. Quick served as Executive Vice President of the Company from March 1997 until October 2000. From November 1995 until March 1997, he served as the Company's Senior Vice President—Accessories. Mr. Quick has deep knowledge of the Company and its businesses, having served as an employee of the Company for approximately 17 years.

        James E. Skinner was appointed to the Board of Directors of the Company in December 2007. Mr. Skinner is currently Chairman of the Compensation Committee and he is a member of the Finance Committee. Since April 2016, Mr. Skinner has served on the Board of Directors of Ares Commercial Real Estate Corporation (NYSE: ACRE) where he is a member of both the Audit Committee and the Compensation Committee. Mr. Skinner previously served as Vice Chairman of Neiman Marcus Group from July 2015 until his retirement in February 2016. From October 2010 until July 2015, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Neiman Marcus Group and, from 2007 to 2010, served as Executive Vice President and Chief Financial Officer. From 2001 until 2007, he held the position of Senior Vice President and Chief Financial Officer of Neiman Marcus Group. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock

Communications Corp. in 2000. From 1991 until 2000, Mr. Skinner served in several positions with CompUSA Inc., including Executive Vice President and Chief Financial Officer beginning in 1994. Mr. Skinner also served as a partner with Ernst & Young from 1987 until 1991. Mr. Skinner has extensive leadership experience as Chief Financial Officer of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his Chief Financial Officer and public accounting experience.

        James M. Zimmerman was appointed to the Board of Directors of the Company in September 2007. Mr. Zimmerman is currently the Lead Independent Director and is also a member of the Finance Committee and Nominating and Corporate Governance Committee. He has served as a member of the Board of Directors of The Chubb Corporation since June 2008. Mr. Zimmerman retired from Federated Department Stores (Macy's) in February 2004 after serving for the previous six years as Chairman and Chief Executive Officer, and prior to that as President and Chief Operating Officer beginning in May 1988. Mr. Zimmerman has extensive executive experience in leading a large retail company and strong skills in retail operations, strategic planning and public company executive compensation. He also brings insights to our Board from his service on other public company boards.

        Unless otherwise directed in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by such proxy for the election of each of the director nominees. Each of the director nominees is presently a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
ELECTION OF EACH DIRECTOR NOMINEE ABOVE FOR THE BOARD OF DIRECTORS.

Board Committees and Meetings

        The Board of Directors held five meetings during the fiscal year ended December 31, 2016. During 2016, each director attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. In addition, the Board of Directors holds regularly scheduled calls each fiscal quarter to review the Company's fiscal quarter earnings releases. The Board of Directors strongly encourages that directors make a reasonable effort to attend the Company's Annual Meeting. All of the then current members of the Board of Directors attended the Company's 2016 Annual Meeting of Stockholders, except Mr. Jim Zimmerman.

        The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. Copies of the charters can be obtained free of charge from the Company's web site, www.fossilgroup.com, by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        The committees on which the directors serve as of March 28, 2017 and the number of committee meetings held in fiscal 2016 are shown in the chart below.

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Elaine B. Agather	X	X
Jeffrey N. Boyer	X		X (Chairperson)
William B. Chiasson	X (Chairperson)		X
Mauria A. Finley			X
Diane L. Neal		X		X (Chairperson)
Thomas M. Nealon	X			X
Elysia Holt Ragusa		X		X
James E. Skinner		X (Chairperson)	X
James M. Zimmerman			X	X
Number of Committee Meetings in fiscal 2016:	10	9	5	4

        Audit Committee.    The functions of the Audit Committee are to:

  •
  appoint the Company's independent registered public accounting firm;

  •
  review the plan and scope of any audit of the Company's consolidated financial statements;

  •
  review the Company's significant accounting policies and other related matters;

  •
  review the Company's annual and quarterly reports and earnings releases;

  •
  oversee the surveillance of administration, disclosure and financial controls;

  •
  oversee the Company's compliance with legal and regulatory requirements;

  •
  oversee the Company's monitoring and enforcement of its Code of Conduct and Ethics;

  •
  review the qualifications and independence of any independent auditor of the Company; and

  •
  oversee the performance of the Company's internal audit function and the Company's independent auditors.

        Deloitte & Touche LLP, the Company's principal independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company's independent registered public accounting firm prior to the filing of officers' certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has adopted a procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Company's internal audit group reports directly to the Audit Committee on a quarterly basis.

        All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See "Corporate Governance—Director Independence." The Audit Committee includes two independent directors, Messrs. Boyer and Chiasson, who have been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        Compensation Committee.    The functions of the Compensation Committee are to:

  •
  determine the compensation of the Company's executives;

  •
  produce annual reports on executive compensation for inclusion in the Company's proxy statement; and

  •
  oversee and advise the Board of Directors on the adoption of policies that govern, and to administer, the Company's compensation programs, including stock and benefit plans.

        All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See "Corporate Governance—Director Independence." Further, each member of the Compensation Committee is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Finance Committee.    The functions of the Finance Committee are to oversee all areas of corporate finance for the Company, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities, and share repurchase activities. All members of the Finance Committee have been determined to meet the Nasdaq standards for independence. See "Corporate Governance—Director Independence."

        Nominating and Corporate Governance Committee.    The functions of the Nominating and Corporate Governance Committee are to:

  •
  identify qualified individuals for membership on the Board of Directors;

  •
  recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;

  •
  review the Company's corporate governance guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable; and

  •
  oversee the corporate governance affairs of the Board of Directors and the Company.

        The Nominating and Corporate Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors and making recommendations to the Board for any adjustments. In addition, the Nominating and Corporate Governance Committee conducts with the full Board of Directors an annual review of the Company's succession plans relating to the Chairman and Chief Executive Officer positions. The Nominating and Corporate Governance Committee regularly reviews the purposes of the Board committees, recommends to the Board of Directors any necessary or desired changes to the purposes of such committees and whether any committees should be created or discontinued. All members of the Nominating and Corporate Governance Committee have been determined to meet the Nasdaq standards for independence. See "Corporate Governance—Director Independence."

Risk Oversight

        The Board of Directors takes an active role in overseeing management of the Company's risks through its review of risks associated with our operations and strategic initiatives and through each of the Board committees. As part of its oversight, the Board of Directors receives and reviews regular reports from members of senior management, including our Vice President of Global Audit Services, who oversees our enterprise risk management program. Risk assessment results and mitigation plans for significant enterprise risks, such as financial, operational, security and cybersecurity, business continuity, legal and regulatory risks, are developed and monitored by management, including management "risk owners". Significant enterprise risks and mitigation plans are also regularly reviewed by the Company's Executive Risk Committee. The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. Our full Board reviews information concerning enterprise risks through regular reports of each Board committee, including information regarding financial reporting, accounting, cybersecurity and internal audit risk matters from the Audit Committee, corporate financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating and Corporate Governance Committee. In addition, our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are comprised solely of independent directors and have responsibility for the review of certain risks as defined in their governing documents.

Report of the Audit Committee

        The following report shall not be deemed to be "soliciting material" or to be "filed with the SEC" or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

        The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to the integrity of the Company's financial statements, the Company's internal control over financial reporting, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent registered public accounting firm, audit of the Company's financial statements, and performance of the Company's internal audit function and the Company's independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent registered public accounting firm.

        Management of the Company has the responsibility for the preparation, presentation and integrity of the Company's consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company's independent registered public accounting firm, Deloitte & Touche, LLP, is responsible for auditing the Company's consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company's internal control over financial reporting. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, internal audit group and independent registered public accounting firm.

        During fiscal 2016, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended December 31, 2016 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company's accounting principles, and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, "Communications with Audit Committees." In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company's financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company's internal control over financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company. The Audit Committee has concluded that the independent registered public accounting firm's provision of audit and non-audit services to the Company and its subsidiaries is compatible with the independent registered public accounting firm's independence. The Audit Committee's review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

        Based on the Audit Committee's discussions with management, the Company's internal auditors and Deloitte & Touche LLP, and the Audit Committee's review of the audited financial statements, including the representations of management and Deloitte & Touche LLP with respect thereto, and subject in all cases to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Audit Committee Charter, the Audit Committee recommended to the Company's Board of Directors, and the Board approved, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE
Jeffrey N. Boyer
Elaine B. Agather
William B. Chiasson, Chairman
Thomas M. Nealon

Corporate Governance

        The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. Copies of the Company's Corporate Governance Guidelines can be obtained free of charge from the Company's web site, www.fossilgroup.com, by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Director Independence

        The standards relied upon by the Board of Directors in affirmatively determining whether a director is "independent" in compliance with the rules of the Nasdaq are comprised, in part, of those objective standards set forth in the Nasdaq Marketplace Rules, which include the following bright line rules: (i) a director who is or was at any time during the past three years an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, whether by blood, marriage or adoption, and anyone sharing the director's home) is or was at any time during the past three years an executive officer of the Company, would not be independent; (ii) a director who received, or whose immediate family member received, from the Company compensation of more than $120,000 during any twelve consecutive months within the three years preceding the determination of independence, except for certain permitted payments, would not be independent; (iii) a director who is or who has an immediate family member who is, a current partner of the Company's outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years would not be independent; (iv) a director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the Company's executive officers served on the compensation committee would not be independent; and (v) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that, in the current or any of the past three fiscal years, has made payments to, or received payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such recipient's consolidated gross revenues, except for permitted payments, would not be independent.

        The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current directors Elaine B. Agather, Jeffrey N. Boyer, William B. Chiasson, Mauria A. Finley, Diane L. Neal, Thomas M. Nealon, Elysia Holt Ragusa, James E. Skinner and James M. Zimmerman are "independent." As part of the Board's process in making such determination, each such director provided written assurances that all of the above-cited objective criteria for independence are satisfied and such director has no other "material relationship" with the Company that could interfere with such director's ability to exercise independent judgment.

Board Leadership Structure

        The Board is committed to promoting effective, independent governance of the Company. The Board strongly believes it is in the best interests of the stockholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the Chief Executive Officer. Consequently, our Corporate Governance Guidelines allow the Board to determine whether to separate or combine the roles of the Chairman and Chief Executive Officer.

        To help ensure the independence of the Board, our Corporate Governance Guidelines require that, when the Chairman is a member of management, the Lead Independent Director shall assume certain responsibilities pertaining to the operation of the Board. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the Board in the absence of the Chairman of the Board, serves as the principal liaison to the non-management directors and consults with the Chief Executive Officer regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines also provide that the non-management directors of the Company meet regularly in executive session. The Company's independent directors held four formal meetings without management during fiscal 2016.

        Currently, the Board has determined that it is in the best interests of the stockholders and the Company for Mr. Kartsotis to serve as our Chairman as well as our Chief Executive Officer. Since May 2013, Mr. James M. Zimmerman has been our Lead Independent Director.

        The Board believes that this structure is effective and best for the Company at this point in time for several reasons. Mr. Kartsotis joined the Company in 1988 and has been a director since 1990. He holds a significant number of shares of our Common Stock, and beginning in 2005, he has refused all forms of compensation for his service as an executive officer, expressing his belief that his primary compensation is met by driving stock price growth. The Board believes that as a long-term executive officer, director and significant stockholder, Mr. Kartsotis is well qualified to serve as our Chairman and Chief Executive Officer, and his interests are sufficiently aligned with the Company's stockholders. Mr. Kartsotis has extensive experience and knowledge of the Company and the fashion retailing industry and substantial sales, marketing and merchandising experience. The Board believes the Company has been well-served by this leadership structure and by Mr. Kartsotis' service. Mr. Kartsotis is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Since our performance is one of the most important topics at Board meetings, it makes sense for Mr. Kartsotis to chair such discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the Board. Such background material is important given our size and complexity and the competitive nature of our industry. Mr. Kartsotis' extensive knowledge of the Company and involvement with day-to-day activities also helps ensure effective risk oversight for the Company. Mr. Kartsotis adheres to an "open door" policy in his communications with Board members and talks frequently with Board members. Furthermore, Board members are encouraged to freely communicate with any member of management at any time. The Board also believes it has been beneficial, in terms of its relationship with employees, stockholders, customers, business partners and others, to provide a single voice for the Company through Mr. Kartsotis. Having one person serve as both our Chairman and Chief Executive Officer demonstrates for our employees, stockholders, customers, business partners and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, in Mr. Kartsotis, the Board has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director's unique perspective and expertise, lead the Board in innovative and creative problem solving and, by virtue of his personal ownership in the Company, to represent the interests of our stockholders as a whole.

Director Nomination Policy

        The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each director nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.

        The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this Proxy Statement, in accordance with the provisions of the Company's Bylaws. The Nominating and Corporate Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        The Board and the Nominating and Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate's range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.

Codes of Business Conduct and Ethics

        The Company has adopted a Code of Conduct and Ethics that applies to directors, officers and other employees of the Company and its subsidiaries. In addition, the Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company's principal executive officer, principal financial officer, and principal accounting officer. Violations of these codes may be reported to the Audit Committee. Copies of the codes can be obtained free of charge from the Company's web site, www.fossilgroup.com, by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525. The Company intends to post any amendments to, or waivers from, its Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers that apply to its principal executive officer, principal financial officer, and principal accounting officer on its web site at www.fossilgroup.com.

Self-assessment

        The Board and its standing committees conduct a self-assessment of their effectiveness each year.

Pledging of Company Securities

        The Company has an Insider Trading Policy that applies to all directors, officers and employees of the Company and its subsidiaries. Under this policy, directors and executive officers may not pledge, hypothecate, or otherwise encumber Company securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such securities in a margin account. However, the Lead Independent Director and the General Counsel, acting together, may grant an exception to the prohibition against holding Company securities in a margin account or pledging Company securities on a case-by-case basis.

        In February 2017, we granted an exception to this prohibition to our Chairman and Chief Executive Officer, permitting him to pledge up to 3,832,870 shares of Common Stock as collateral for a loan. In deciding to grant this exception, we considered the following factors:

  •
  Mr. Kartsotis is one of the Company's founders and one of its largest stockholders.

  •
  None of the pledged shares were acquired by Mr. Kartsotis through a Company compensation plan. In fact, Mr. Kartsotis has never received any equity compensation from us and, since the beginning of 2005, has not received any cash compensation for serving as a director or executive officer.

  •
  The pledged shares are not used to shift or hedge any economic risk in owning shares of Common Stock, and the loan is for personal purposes.

  •
  If Mr. Kartsotis had not been able to pledge the shares, he would have been forced to sell shares of Common Stock in order to obtain the necessary funds.

  •
  The pledged shares represent 8.0% of our outstanding Common Stock as of February 20, 2017, and therefore, do not present any appreciable risk for investors or the Company.

  •
  In the unlikely event the pledged shares needed to be sold, they would represent approximately two days of the Company's 30-day average trading volume as of February 27, 2017.

Hedging of Company Securities

        Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the stockholder may no longer have the same objectives as the Company's other stockholders. Therefore, under our Insider Trading Policy, directors, officers and employees are prohibited from engaging in any such hedging transactions.

Communication with the Board of Directors

        A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by writing to such director or directors in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this Proxy Statement. Communication(s) directed to members of the Board who are employees will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Executive Officers

        The name, age, current position with the Company, and principal occupation during the last five years of (i) Mr. Kartsotis and the year he first became an executive officer of the Company is set forth above under the caption "Election of Directors—Directors and Nominees," and (ii) with respect to each remaining executive officer is set forth in the following table and text:

Name	Age	Position
Eric Anderson	52	Executive Vice President, Portfolio
Randy C. Belcher	55	Executive Vice President, Asia Pacific
Steve A. Evans	52	Executive Vice President, Fossil Brand
Hans-Peter Gehmacher	57	Executive Vice President, EMEA
Darren E. Hart	54	Executive Vice President, Human Resources
Greg A. McKelvey	44	Executive Vice President, Chief Strategy and Digital Officer
Dennis R. Secor	54	Executive Vice President, Chief Financial Officer and Treasurer
John A. White	45	Executive Vice President and Chief Operating Officer

        Eric Anderson has served as Executive Vice President, Portfolio since May 2016. Prior to joining the Company, Mr. Anderson spent eighteen years with Luxottica, a multi-brand vertically-integrated designer, manufacturer and retailer of fashion, luxury, and performance eyewear. Most recently at Luxottica, Mr. Anderson served as President and General Manager for LensCrafters-North America, the world's leading optical chain, from April 2013 until May 2016. Prior to joining LensCrafters, Mr. Anderson served as Chief Executive Officer for GMO Latinoamerica, a Luxottica-owned optical retailer with 500 stores in Chile, Peru, Ecuador, and Colombia, from April 2011 until March 2013. Mr. Anderson also served in previous leadership roles with Luxottica brands Sunglass Hut, Pearle Vision and Ray-Ban.

        Randy C. Belcher has served as Executive Vice President, Asia Pacific, since March 2014. Mr. Belcher also served as Senior Vice President, Asia Pacific, from October 2005 to March 2014 and as Senior Vice President Europe from April 2001 to October 2005. Mr. Belcher joined the Company in 2001.

        Steve A. Evans has served as Executive Vice President, Fossil Brand since May 2016. He joined the Company in 2014 as a Senior Vice President, leading the twelve portfolio brands licensed by the Company. Prior to joining the Company, Mr. Evans served in executive leadership positions at global brands, including Converse, Levi's, Dockers, The Gap and Old Navy. From June 2012 to May 2014 he served as the Vice President/GM Global Apparel and Accessories for Converse based in New York City. From 2002 to 2012, he served as the VP/SVP of Global Merchandising, Customer Experience and Commercial Operations on both the Levi's and Dockers brands. Mr. Evans began his career at The Gap, and was an integral part of the Old Navy startup team. Throughout his career he has led a broad range of functional areas with an emphasis on product creation, strategic sales planning, and business development.

        Hans-Peter Gehmacher has served as Executive Vice President, EMEA, since March 2014. Mr. Gehmacher served in various other roles as the head of our European operations from September 2007 until March 2014, and as Managing Director of our German subsidiary from August 1998 until August 2007. Mr. Gehmacher served as Controller and Financial Officer of our German subsidiary from May 1993 to August 1998. Mr. Gehmacher joined the Company in May 1993.

        Darren E. Hart has served as Executive Vice President, Human Resources, since June 2011. From 2001 until June 2011, Mr. Hart served in various roles for Limited Brands, an international company that sells personal care and beauty products, apparel and accessories. At Limited Brands, Mr. Hart most recently served as Executive Vice President for Bath & Body Works, a national retailer of personal care products. From 2001 until 2005, Mr. Hart served as Director of Leadership and Organizational Development for Victoria's Secret Stores, a global retailer of intimate apparel, sleepwear, hosiery and other apparel and beauty products. From 2005 until 2006, he served as Vice President of HR for Stores for Limited Brands, and from 2006 until 2007, he served as Senior Vice President of HR for Retail Operations for Limited Brands.

        Greg A. McKelvey has served as Executive Vice President, Chief Strategy and Digital Officer since December 2015. Mr. McKelvey joined Fossil Group in February 2012 and served as our Executive Vice President prior to his promotion to Executive Vice President, Chief Strategy and Digital Officer. From 2005 until February 2012, Mr. McKelvey served in several different strategy, marketing and transformation roles at Dean Foods, one of the United States' leading food and beverage companies, including his most recent role as Executive Vice President and Chief Strategy and Transformation Officer. From 2002 until 2005, Mr. McKelvey worked at Bain and Company, a leading global strategy consulting firm, as a Manager in Bain's consumer and private equity practices.

        Dennis R. Secor has served as Executive Vice President, Chief Financial Officer and Treasurer since December 2012. From July 2006 until December 2012, Mr. Secor served as Senior Vice President and Chief Financial Officer for Guess?, Inc., a national retailer of contemporary apparel, denim, handbags, watches, footwear and other fashion accessories. From August 2004 until July 2006, Mr. Secor served as Vice President and Chief Financial Officer for Electronic Arts (Canada), Inc., a Canadian video game developer.

        John A. White has served as Executive Vice President and Chief Operating Officer since September 2012. From March 2007 until September 2012, Mr. White served in various roles for Pandora, A/S ("Pandora"), a global jewelry company headquartered in Denmark. At Pandora, Mr. White most recently served as President of Pandora North America, a division of Pandora. Prior to joining Pandora, Mr. White served as a Strategy Consultant for the Operations and Supply Chain Strategy and Design Team for Booz | Allen | Hamilton from April 2006 until March 2007.

 FISCAL 2016 DIRECTOR COMPENSATION TABLE

        The following table provides information regarding director compensation during fiscal 2016. Non-employee directors who join the Board during the fiscal year receive a pro-rated annual cash retainer.

Name(1)(2)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Total ($)
Elaine B. Agather	85,000	129,996	214,996
Jeffrey N. Boyer	100,000	129,996	229,996
William B. Chiasson	105,000	129,996	234,996
Mauria A. Finley	72,500	129,996	202,496
Diane L. Neal	95,000	129,996	224,996
Thomas M. Nealon	85,000	129,996	214,996
Mark D. Quick	60,000	129,996	189,996
Elysia Holt Ragusa	80,000	129,996	209,996
Jal S. Shroff(5)	21,000	—	21,000
James E. Skinner	95,000	129,996	224,996
James M. Zimmerman	105,000	129,996	234,996

(1)
Mr. Kartsotis was a director and Named Executive Officer during fiscal 2016. Mr. Kartsotis did not receive any additional compensation for services as a director. As such, information about his compensation is listed in the Fiscal 2016, 2015 and 2014 Summary Compensation Table below.

(2)
Our directors' outstanding equity awards as of fiscal year end 2016 were as follows: Ms. Agather—4,710 restricted stock units; Mr. Boyer—4,710 restricted stock units; Mr. Chiasson—4,710 restricted stock units; Ms. Finley—4,710 restricted stock units; Ms. Neal—4,710 restricted stock units; Mr. Nealon—4,710 restricted stock units; Mr. Quick—4,710 restricted stock units and 5,705 shares of common stock issuable upon the exercise of SARs; Ms. Ragusa—5,000 options and 4,710 restricted stock units; Mr. Shroff—0; Mr. Skinner—15,000 options and 4,710 restricted stock units; and Mr. Zimmerman—6,750 options and 4,710 restricted stock units.

(3)
Consists of retainer fees.

(4)
Consists of an award of restricted stock units granted pursuant to the Company's 2016 Long-Term Incentive Plan (the "2016 Incentive Plan") to each director on May 25, 2016. All awards vest 100% on the earlier of (i) the next annual stockholders meeting or (ii) one year from the date of grant. The amounts shown were not actually paid to the directors. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in fiscal 2016. These values were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The aggregate grant date fair value of the restricted stock units is equal to the midpoint between the high and low sales prices of our Common Stock on the date of grant multiplied by the number of shares granted. On May 25, 2016, the date of grant, the midpoint of the high and low sales prices of our Common Stock was $27.60 per share. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(5)
Mr. Shroff retired from our board of directors in May 2016.

Director Compensation

        Cash Compensation.    The following table shows the annual cash retainers paid to non-employee directors, committee chairpersons and committee members in fiscal 2016.

Position	Amount
Non-Employee Director	$60,000
Lead Independent Director	$25,000
Audit Committee Chairperson	$20,000
Audit Committee Member	$15,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$10,000
Nominating and Corporation Governance Committee Chairperson	$15,000
Nominating and Corporation Governance Committee Member	$10,000
Finance Committee Chairperson	$15,000
Finance Committee Member	$10,000

        Stock Awards.    Prior to 2016, the Company made grants of stock options to non-employee directors pursuant to the Company's 2008 Incentive Plan (the "2008 Incentive Plan") and, prior to 2008, pursuant to the Company's 1993 Non-employee Director Stock Option Plan (the "1993 Plan"). The 1993 Plan was terminated when the 2008 Incentive Plan was adopted in May 2008, and the 2008 Incentive Plan was terminated when the 2016 Incentive Plan was adopted in May 2016. The terms of the 2008 Incentive Plan and the 1993 Plan continue to govern outstanding grants made under those plans prior to their termination.

        Effective January 2010, the Board terminated its practice of granting stock options to non-employee directors and instead grants restricted stock units. Each outside director of the Company who does not elect to decline to participate in the 2016 Incentive Plan is automatically granted restricted stock units as follows: (1) on the date of the annual stockholders meeting, each outside director is automatically granted restricted stock units with a fair market value of $130,000, which restricted stock units will vest 100% on the earlier of (i) the date of the next annual stockholders meeting or (ii) one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date; and (2) each individual who first becomes an outside director is automatically granted a one-time grant, effective as of the date of appointment, equal to the grant he or she would have received if he or she had been elected at the previous annual stockholders meeting, pro-rated based on the number of days such director will actually serve before the one-year anniversary of such previous annual stockholders meeting, which restricted stock units will vest 100% one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date. Notwithstanding the foregoing, in the event of an outside director's termination of service due to his or her death, all unvested restricted stock units will immediately become 100% vested. Restricted stock units are awarded subject to such terms and conditions as established by the Compensation Committee, which may include the requirement that the holder forfeit the restricted stock units upon termination of service during the period of restriction.

        The Compensation Committee is responsible for the administration of the 2016 Incentive Plan. The 2016 Incentive Plan provides that the Compensation Committee may make certain adjustments to the exercise price and number of shares subject to awards in the event of a dividend or other distribution, recapitalization, stock split, reorganization, merger or certain other corporate transactions. Subject to certain limitations, the Compensation Committee is authorized to amend the 2016 Incentive Plan as it deems necessary, but no amendment may adversely affect the rights of a participant with respect to an outstanding award without the participant's consent.

        Stock Ownership Guidelines.    In 2010, the Board adopted stock ownership guidelines for our directors. The guidelines were adopted in lieu of stock retention requirements. Subject to transition periods and other provisions, the guidelines generally require that each director beneficially hold shares of our stock (including restricted stock units) with a value equal to at least three times his or her current annual cash retainer. All of the director nominees were in compliance with the guidelines as of April 13, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

        This section contains a discussion of the material elements of compensation awarded to, earned by or paid to (i) our Chief Executive Officer ("CEO"), (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2016. These individuals are referred to as the "Named Executive Officers" in this Proxy Statement.

Executive Summary

        Our executive compensation program is designed to attract, motivate and retain executive officers, while aligning the interests of our executives with the interests of our stockholders. Compensation for our Named Executive Officers is comprised of a mix of base salary, annual cash incentive awards and long-term equity incentive awards. A substantial amount of each Named Executive Officer's total compensation is performance-based and linked to our operating performance and achievement of certain strategic priorities.

        For fiscal 2016, Mr. Kartsotis, our CEO, continued to refuse all forms of compensation, expressing his belief that, given his level of stock ownership, his primary compensation is met through stock price growth, thereby aligning his interests with stockholders' interests. As a result, the following references to Named Executive Officers in this Compensation Discussion and Analysis do not include Mr. Kartsotis.

        Our financial performance for fiscal 2015 was disappointing. Economic, competitive and consumer headwinds all pressured our sales, which decreased 8.6% year-over-year, and net income, which decreased 41.4% year-over-year.

        In setting fiscal 2016 base salaries for the Named Executive Officers, our Compensation Committee considered our overall fiscal 2015 financial performance, the individual contributions of the Named Executive Officers to our overall fiscal 2015 financial performance, individual performance appraisals of the Named Executive Officers for fiscal 2015 and benchmarking data of our industry peer group. In addition, under the Fossil Group, Inc. 2015 Cash Incentive Plan (the "Cash Incentive Plan"), cash bonus amounts for our Named Executive Officers were based on our fiscal 2015 financial performance and individual performance appraisals of the Named Executive Officers for fiscal 2015.

        As part of our annual merit review process, in the first quarter of fiscal 2016, the Compensation Committee approved:

  •
  base pay increases ranging from 3.8% to 4.4% for our Named Executive Officers based on Company performance, individual performance ratings and an analysis of peer group companies and comparative, competitive compensation packages; and

  •
  grants of restricted stock units, stock appreciation rights and performance shares with a total cash value on the date of grant of 150% of the Named Executive Officer's 2016 base salary.

        In fiscal 2016, the Compensation Committee set the performance metrics used to determine cash incentive awards to a combination of operating income, net sales and strategic priorities. The Compensation Committee believes that using three performance metrics aligns the Named Executive

Officers' bonus opportunities with the financial and strategic priorities of the Company and ultimately long-term value creation for the Company's stockholders. As a result, the Compensation Committee set operating income and net sales target thresholds for fiscal 2016 cash incentive awards for payouts of 10%, 50%, 100% and 150% of each Named Executive Officer's eligible cash incentive bonus amount as determined by such Named Executive Officer's 2016 performance rating as follows:

	Threshold Award (10%)	Midpoint Award (50%)	Target Award (100%)	Maximum Award (150%)
Operating Income	$234.0 million	$312.0 million	$350.0 million	$370.0 million
Net Sales	$3.106 billion	$3.285 billion	$3.369 billion	$3.411 billion

        The Compensation Committee also established the fiscal 2016 strategic priorities as: (i) accelerate growth in owned fashion brands; (ii) coordinate positioning and investments across all portfolio brands to optimize performance and profit; and (iii) successfully launch six plus brands and 100 plus skus of wearables in 2016, while positioning the business for stepped-up growth in 2017 and beyond. After the end of the fiscal year, the Compensation Committee subjectively determines the overall attainment of the strategic priorities as "needs improvement" (0% award), "meets expectations" (50% award), "exceeds expectations" (100% award) and "outstanding" (150% award).

        Fiscal 2016 was a very challenging year for us in achieving our financial goals. As a result, we did not achieve the minimum thresholds for payouts under the Cash Incentive Plan for our operating income or net sales targets. However, the Compensation Committee did rate the Company as "exceeds" for the achievement of its strategic priorities. As a result of the exceeds rating, each Named Executive Officer received a bonus payment equal to100% of his strategic priorities target bonus opportunity for fiscal 2016 performance under our Cash Incentive Plan.

        In fiscal 2016, the Compensation Committee approved grants of performance shares to our Named Executive Officers. Performance shares are contractual rights to receive shares of our Common Stock at the end of a three-year measurement period, if performance and continued service vesting requirements are satisfied. They are designed to reward our Named Executive Officers when we perform better than our peer group against certain financial metrics. The actual number of performance shares ultimately distributed to the Named Executive Officers is based on both our sales growth and operating margin compared to that of our peer group over that three-year period. Final distribution of the performance share awards for the 2016-2018 measurement period could range from 0% to 150% of the performance shares originally granted depending on our relative performance during the measurement period. The Compensation Committee decided to award performance shares in fiscal 2016 based on its review of external benchmarking data and competitive pay practices.

Compensation Program

Compensation Program Objectives and Philosophy

        Our compensation objectives are to maintain competitive pay practices that will enable us to attract, retain and reward executives who are capable of leading us in achieving our strategic business objectives. To meet these goals, we use base salary, performance-based short-term cash incentive compensation and long-term equity-based incentive awards. We believe this mix of short-term and long-term compensation rewards reinforces the value-added contributions and attainment of performance objectives that aid us in achieving profitability goals and creating stockholder value. A significant portion of senior management's compensation is equity-based in order to emphasize the link between executive compensation and the creation of stockholder value as measured by increases in the price of our shares of Common Stock.

        We utilize external benchmarking data and a comparable industry peer group to establish competitive total compensation pay practices that are appropriate for our industry. We evaluate our executives' compensation on an annual basis and make changes accordingly. We also take into consideration current economic conditions and our financial projections. We target overall compensation for a Named Executive Officer achieving an "exceeds expectations" performance rating to be around the 50th percentile of the companies that we believe comprise our industry peer group and with whom we believe we principally compete for executive officer candidates. However, compensation may be set higher when considered necessary to attract or retain key executives or when an executive consistently achieves "outstanding" or "exceeds expectations" performance ratings.

        Although substantial portions of our compensation program are performance-based, we do not believe that the risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our company. In making this determination, our Executive Vice President of Human Resources (the "EVP of HR") and our Compensation Committee evaluated the risk profile of the Company's compensation programs and policies. In performing this evaluation, the EVP of HR and the Compensation Committee looked at each element of compensation and the associated risks and mitigating factors for each element of compensation. Specifically, the evaluation included the mix of short-term and long-term incentive compensation, extended vesting periods for long-term equity awards, the mix of corporate and specific business unit measures used in assessing performance, the use of multiple performance review criteria, the Compensation Committee's discretion in making individual awards and caps on individual compensation awards.

Overview of Compensation Program Design

        Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievements that we believe will bring us success and create stockholder value. This program is designed to be competitive with the companies in the industry with which we compete for talent. A significant portion of the compensation for our Named Executive Officers includes annual long-term equity awards that have extended time-based vesting periods and, in some cases, performance-based vesting criteria. The purpose of these awards is to serve as both a retention tool and incentive mechanism that will encourage recipients to remain with us and create value for both the award recipient and our stockholders.

        In the first quarter of fiscal 2016, our Compensation Committee considered the following factors in establishing the base salaries of our Named Executive Officers for fiscal 2016:

  •
  Our overall operating performance during fiscal 2015 and the contributions of the Named Executive Officers with respect to: (i) our overall performance; (ii) the results of each division and whether such division achieved its sales and/or expense goals; and (iii) the results of each division as compared to the budget for that division.

  •
  Individual performance appraisals of the Named Executive Officers and their contributions in furtherance of our performance goals in fiscal 2015 and other objectives as established by our CEO and the Compensation Committee, including a subjective evaluation of each Named Executive Officer's (i) vision and strategic direction with respect to his individual business responsibilities; (ii) ability to inspire and influence others; (iii) development of subordinates; (iv) execution of assigned tasks; and (v) ability to perform above and beyond the required scope and responsibilities of his enumerated role.

  •
  The compensation packages for executives who have similar positions and levels of responsibility at other companies in our industry peer group and relevant market benchmarking data.

Compensation Decision-Making

The Compensation Committee

        The Compensation Committee is appointed by the Board to exercise the Board's authority to compensate the executive management team and administer our stock-based and incentive compensation plans. The Compensation Committee typically meets in separate sessions at least on a quarterly basis. In addition, the Compensation Committee sometimes schedules special meetings or non-meeting "work sessions," either by telephone or in person, as necessary to fulfill its duties. Meeting agendas are established by the chairperson after consultation with other members of the Compensation Committee, the EVP of HR and Mr. Kartsotis, our CEO. The current members of the Compensation Committee are Mr. Skinner, who serves as chairperson, Ms. Agather, Ms. Neal and Ms. Ragusa. Each of these Compensation Committee members served on the Compensation Committee during all of fiscal 2016. The Compensation Committee's full responsibilities with respect to our compensation practices are set forth in its charter and summarized above under "Board Committees and Meetings—Compensation Committee."

        The Compensation Committee again engaged Frederic W. Cook & Co., Inc. ("FWC") to assist the Compensation Committee and management in reviewing and determining appropriate, competitive compensation for our executive officers for fiscal 2016. The Compensation Committee has engaged FWC since 2009 and believes FWC's familiarity with the Company and its compensation policies allows FWC to provide more meaningful insights to the Compensation Committee. FWC also reviewed the design and competitiveness of the Company's non-employee director compensation program. FWC has continued to provide to us, at our request, benchmarking, best practices and other data relevant to our compensation programs and changes thereto. In fiscal 2016, FWC did not provide any other services to us.

        The Compensation Committee determined that the work of FWC did not raise any conflicts of interest in fiscal 2016. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the fact that FWC does not provide any other services to the Company, the level of fees received from the Company as a percentage of FWC's total revenue, policies and procedures employed by FWC to prevent conflicts of interest, and whether the individual FWC advisers to the Compensation Committee own any stock of the Company or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Role of Executives in Establishing Compensation

        Our CEO, other members of management (particularly the EVP of HR), and Compensation Committee members regularly discuss our compensation issues and the performance and retention of our Named Executive Officers. Mr. Kartsotis with the assistance of the EVP of HR typically recommends to the Compensation Committee for its review, modification and approval the annual base salary, bonus and equity awards (if any) for the other members of the executive management team.

        The Compensation Committee would typically establish the base salary, bonus and equity incentive awards for the CEO, Mr. Kartsotis. However, Mr. Kartsotis again refused all forms of compensation for fiscal 2016. Mr. Kartsotis is one of the initial investors in our company and expressed his belief that his primary compensation is met through stock price growth.

        Certain members of the executive management team and other employees regularly attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee meets in executive session with only Compensation Committee members present when it deems appropriate. The

CEO attended a portion of all but two of the Compensation Committee's formal meetings during fiscal 2016.

Use of Performance Rating

        Each Named Executive Officer's performance is evaluated annually in a performance review process. The performance review leads to a performance rating, determined on the basis of both business metrics, which are quantitative measures of our performance and positioning, and position competencies, which are qualitative measures of individual performance and talent. Some of the business metrics include net sales, operating expense leverage, operating income, and gross margin. Some of the position competencies that are evaluated for each Named Executive Officer include setting direction and vision for the organization, cultivating corporate culture, managing resources, driving execution, decision making, leading communications, inspiring creativity and change, resolving conflict and collaborating, identifying and maximizing talent, coaching and developing, scorekeeping, and teambuilding. The overall performance review rating is used in determining base salary increases and short-term incentive payouts.

        Performance ratings for each Named Executive Officer range from "outstanding," "exceeds expectations," "meets expectations," "improvement needed" to "unsatisfactory." The Compensation Committee and CEO review the qualitative and quantitative measures and subjectively determine the appropriate performance rating. The Compensation Committee and CEO generally assign a weighting of 50% respectively to the qualitative and quantitative factors, but do not use any formulas to determine the appropriate performance rating. In addition, no one qualitative or quantitative factor is material to the ultimate determination of each Named Executive Officer's performance rating. Performance ratings are used in setting base salaries and for determining cash bonus opportunities, as described further below.

Use of Industry Comparative Data

        We operate in a highly competitive industry and retaining qualified personnel is critical to operating a successful business. As a result, we gather as much information as possible about the total compensation levels and practices at other companies in our industry peer group. Determining the companies to use for this comparison is a complex task. Because some of our competitors are not publicly traded, it is difficult to obtain information about their specific executive positions that are comparable to those of our executives. With the help of the Human Resources Department and FWC, the Compensation Committee has developed a peer group of companies that it reviews. The Compensation Committee reviews the group annually and makes any necessary adjustments. The peer group is comprised so that the median revenue size of the peer group is at or close to our annual revenue. In fiscal 2016, the peer group consisted of the following 15 companies:

Abercrombie & Fitch Co.	Columbia Sportswear Company	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	Deckers Outdoor Corporation	Under Armour, Inc.
Ascena Retail Group, Inc.	Guess?, Inc.	Urban Outfitters, Inc.
Chicos FAS, Inc.	Michael Kors Holdings Limited	VF Corporation
Coach, Inc.	PVH Corp.	Wolverine World Wide, Inc.

        The Human Resources Department, with the assistance of FWC, obtains relevant data for each company from that company's SEC filings or as otherwise available. In addition, the Human Resources Department utilizes executive compensation surveys to benchmark comparable positions.

        The data reviewed by the Compensation Committee in setting fiscal 2016 compensation included compensation information for each of the named executive officers identified by each company as well as each company's financial performance data. From this company-specific information as well as the surveys reviewed, our EVP of HR presented the data to the Compensation Committee by each compensation element. This data provided visibility into how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and total compensation. The Compensation Committee evaluated base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, and any other equity or incentive programs for which we could obtain data. The Compensation Committee did not assign any particular weights or formulas to the individual elements of compensation at peer companies or shown in the surveys. Rather, the Compensation Committee evaluated the compensation of each of the Named Executive Officers in light of the totality of the information reviewed for their peers.

Other Compensation Policies

        Consistent with our compensation philosophies described above, our goal for fiscal 2016 was to provide each Named Executive Officer with an executive compensation program that was appropriate to our business, as well as competitive with the compensation paid to comparable executives in our industry peer group.

        Historically, the Compensation Committee has not used a pre-established policy for allocating between either cash and non-cash or short-term and long-term incentive compensation. The CEO reviews information, surveys and other information he considers relevant, which includes information from FWC, to determine the appropriate level and mix of incentive compensation for each Named Executive Officer and make recommendations to the Compensation Committee, which also has access to the background material reviewed by the CEO. The portion of an executive's total compensation that is contingent upon our performance tends to increase commensurate with the executive's position within the Company. This approach is designed to provide more upside potential and downside risk for executives in more senior positions.

        We attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible and applicable, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. In fiscal 2015, upon recommendation of the Compensation Committee, the Board of Directors adopted, and our stockholders approved, the Cash Incentive Plan, which formalized our annual cash incentive award program and made it compliant with Section 162(m) of the Code.

        For fiscal 2016, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation around the 50th percentile of our industry peer group for an "exceeds expectations" performance rating. We also attempted to ensure that a substantial amount of each Named Executive Officer's total compensation was performance-based, was linked to our operating performance or achievement of strategic priorities, and derived its long-term value from the market price of our Common Stock.

Stockholder Say-on-Pay Votes

        Following our 2016 Annual Meeting of Stockholders, the Compensation Committee also considered the advisory vote of our stockholders on executive compensation when reviewing our compensation decisions and policies. Of those stockholders voting, on an advisory basis, for or against the proposal, approximately 95% voted to approve our executive compensation. The Compensation Committee believes this affirms stockholders' support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Elements of Compensation

        During fiscal 2016, our Named Executive Officer compensation program included four components: (i) base salary; (ii) a performance-based short-term cash bonus program; (iii) the grant of long-term equity incentives in the form of stock-settled stock appreciation rights, restricted stock units and performance shares; and (iv) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan. During fiscal 2016, Mr. Kartsotis again refused all forms of compensation.

Base Salaries

        Annually, the CEO reviews and recommends to the Compensation Committee individual salaries for the Named Executive Officers. In reviewing the CEO's recommendations and determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual performance and contributions, as well as our overall performance and annual budget guidelines for merit increases. The Compensation Committee's objective is to award base compensation levels for each Named Executive Officer around the median for the comparable position within our industry peer group based upon market data and assuming the Named Executive Officer merits an "exceeds expectations" performance rating. However, salaries may be set higher when considered necessary to attract or retain key executives or when an executive consistently achieves "outstanding" or "exceeds expectations" performance ratings. Base salaries are reviewed annually and adjustments are based on both financial and non-financial results. Typically, adjustments to salaries are made in the first quarter of each fiscal year during our performance review process.

        During the first quarter of fiscal 2016, the Compensation Committee considered each Named Executive Officer's 2015 performance appraisal in setting his base salary. For fiscal 2015 performance, Mr. Hart received an "outstanding" performance rating and each of Mr. Evans, Mr. Secor and Mr. White received an "exceeds expectations" performance rating.

        For fiscal 2016, based on an analysis of our peer group companies, comparative, competitive compensation packages and our fiscal 2015 operating performance and individual performance ratings, our CEO recommended to the Compensation Committee base pay increases of 3.8% to 4.4% for our Named Executive Officers. The Compensation Committee approved the recommended increases.

        The following table shows the base salary for each Named Executive Officer, except Mr. Evans who was promoted to Executive Vice President in May 2016, in fiscal 2016 and 2015 and the percentage change year-over-year:

Name	Fiscal 2016	Fiscal 2015	Change
Darren E. Hart	$630,000	$605,000	4.1%
Dennis R. Secor	$600,000	$575,000	4.4%
John A. White	$680,000	$655,000	3.8%

        In May 2016, Mr. Evans was promoted to Executive Vice President and the Compensation Committee set his base salary at $550,000.

Short-Term Annual Cash Incentive Awards

        General.    The Cash Incentive Plan was approved by stockholders at our Annual Meeting of Stockholders in May 2015. The Cash Incentive Plan is a performance-based annual cash incentive plan that links cash incentive awards to achieving pre-established performance goals. For fiscal 2016, award opportunities were determined based upon three performance-based measures: (i) the Named Executive Officer's overall performance rating based on fiscal 2016 performance, (ii) achievement of our fiscal 2016 operating income and net sales targets and (iii) achievement of our fiscal 2016 strategic priorities. The same criteria were used for all other employees eligible to participate in the incentive plan.

        For fiscal 2016, each Named Executive Officer was eligible for a bonus opportunity under the Cash Incentive Plan based on his performance rating for fiscal 2016 performance. The bonus opportunity ranged as follows: "needs improvement" (0% of base salary), "meets expectations" (40% of base salary), "exceeds expectations" (75% of base salary) and "outstanding" (100% of base salary). We refer to this as the "Performance Rating Percentage." Once the Performance Rating Percentage is determined, the actual cash incentive amounts are paid 80% based on the extent to which our operating income and net sales targets are achieved (the "Financial Payout Percentage") and 20% based on whether our strategic priorities are achieved (the "Strategic Priorities Payout Percentage"). The actual cash incentive amounts range from 10% to 150% of the opportunity amount determined by the performance rating.

        Operating income and net sales targets are pre-approved by the Compensation Committee in our first fiscal quarter and include targets for threshold, midpoint, target and maximum payouts. The threshold payout level for our operating income targets must be achieved in order for a payout to be measured under the net sales targets.

        Our Compensation Committee also set in the first quarter of fiscal 2016 the strategic priorities for the Company as a whole for the fiscal year. After the end of the fiscal year, the Compensation Committee subjectively determines the overall attainment of the strategic priorities as "needs improvement" (0% award), "meets expectations" (50% award), "exceeds expectations" (100% award) and "outstanding" (150% award). The strategic priorities must be given at least a "meets expectations" rating for a minimum payout under the Cash Incentive Plan. The achievement of the strategic priorities is determined independently of our operating income and net sales targets.

        As a result, cash incentive awards are paid only if our operating income threshold is achieved or we achieve a "meets expectations" for strategic priorities and the employee's performance rating is at least a "meets expectations." The calculation of bonus amounts described above can be summarized by the following formula:

        Named Executive Officer Bonus Amount = (Named Executive Officer Salary × Performance Rating Percentage × Financial Payout Percentage × 80%) + (Named Executive Officer Salary × Performance Rating Percentage × Strategic Priorities Payout Percentage × 20%).

        The Compensation Committee approves the specific payments to the Named Executive Officers under the Cash Incentive Plan. The Compensation Committee also retains discretion to recommend additional discretionary cash bonuses during the year based on factors such as promotions and business segment, department or individual performance.

        Performance Ratings Percentage.    During the first quarter of fiscal 2017, the Compensation Committee considered each Named Executive Officer's 2016 performance appraisal, which determined the bonus opportunity under the Cash Incentive Plan. For fiscal 2016, Mr. Hart received an "outstanding" performance rating and each of Mr. Evans, Mr. Secor and Mr. White received an "exceeds expectations" performance rating.

        Financial Payout Percentage.    The Financial Payout Percentage is based on the Company's operating income and net sales for the fiscal year. However, net sales are only measured if we first achieve the minimum threshold for operating income. For fiscal 2016, the Compensation Committee set the operating income and net sales targets as follows:

	Threshold Award (10%)	Midpoint Award (50%)	Target Award (100%)	Maximum Award (150%)
Operating Income	$234.0 million	$312.0 million	$350.0 million	$370.0 million
Net Sales	$3.106 billion	$3.285 billion	$3.369 billion	$3.411 billion

        At the time the Compensation Committee set the operating income and net sales target levels, it also set a scale of percentage award amounts, so that if we had achieved operating income and net sales between the threshold, midpoint, target and maximum amounts, the award percentage would be proportionately adjusted. In fiscal year 2016, the Company achieved operating income of $127.2 million, which was substantially lower than our fiscal year 2015 operating income. Because we did not achieve the minimum threshold for an initial payout based on our operating income results, our net sales results were not considered. As a result, the Financial Payout Percentage for each Named Executive Officer for our operating income and net sales targets was 0% under the Cash Incentive Plan for fiscal 2016, and no bonuses were paid under the financial performance component of the Cash Incentive Plan.

        Strategic Priorities Payout Percentage.    For fiscal 2016, the Compensation Committee set three strategic priorities: (i) accelerate growth in owned fashion brands; (ii) coordinate positioning and investments across all portfolio brands to optimize performance and profit; and (iii) successfully launch six plus brands and 100 plus skus of wearables in 2016, while positioning the business for stepped-up growth in 2017 and beyond. For fiscal 2016, management recommended, and the Compensation Committee approved, a rating of "exceeds" for the achievement of our strategic priorities. The rating was subjective and was based in part on the accomplishment of the following in fiscal 2016 in a very challenging environment for the Company:

  •
  accelerate growth in owned fashion brands: the Company achieved positive year-over-year trends in omni channel traffic and conversion, exceeded its social channel growth targets for the Fossil and Skagen brands and timely achieved most of its omni channel initiatives;

  •
  coordinate positioning and investments across all portfolio brands to optimize performance and profit: the Company exceeded its sales targets for its newest portfolio brands, Tory Burch, kate spade new york and Chaps, and launched display watches, hybrid watches and trackers under certain of its licensed brands;

  •
  successfully launch six plus brands and 100 plus skus of wearables in 2016, while positioning the business for stepped-up growth in 2017 and beyond: the Company launched wearables in eight brands under approximately 140 skus and integrated the operations of Misfit, Inc., which was acquired in late December 2015, into the Company.

As a result of the exceeds rating, each Named Executive Officer received 100% of their strategic priorities target bonus opportunity.

        Actual Bonus Awards.    Based on the foregoing, the Compensation Committee approved the following cash bonus payments under the Cash Incentive Plan for fiscal 2016 performance:

Name	Base Salary	Performance Rating Percentage	Target Bonus Opportunity Amount		Financial Payout Amount	Strategic Priorities Payout Amount	Total Bonus Amount
Steve A. Evans	$550,000	75%	$351,435	*	$0	$70,287	$70,287
Darren E. Hart	$630,000	100%	$630,000		$0	$126,000	$126,000
Dennis R. Secor	$600,000	75%	$450,000		$0	$90,000	$90,000
John A. White	$680,000	75%	$510,000		$0	$102,000	$102,000

*
This amount is prorated based on the bonus eligibility for the amount of time Mr. Evans served during 2016 in his previous position with the Company and as Executive Vice President following his promotion in May 2016.

        In addition, in connection with our annual merit review process, the Compensation Committee awarded discretionary bonuses to our Named Executive Officers for retention purposes in the following amounts: Mr. Evans—$75,000, Mr. Hart—$121,000, Mr. Secor—$86,250 and Mr. White—$98,250. The amounts were calculated as follows:

        Named Executive Officer Discretionary Bonus Amount = Named Executive Officer Salary for 2015 × Performance Rating Percentage for 2015 × 20%.

Long-Term Retention and Incentive Equity Awards

        We believe that substantial equity ownership and equity awards encourage management to take actions favorable to the medium and long-term interests of the Company and its stockholders and align their interests with the interests of the Company and its stockholders. We believe that including equity awards in the compensation program serves our longer term goals, including management retention, because the value of equity, whether in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares, is realized over several years. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers.

        In previous years, the CEO and Human Resources Department would recommend to the Compensation Committee, and the Compensation Committee would approve, guidelines for the grant of equity awards for each management level within the Company eligible to participate in the Company's equity plan for prior fiscal year performance. These equity grant guidelines would set out the percentage of an employee's total cash compensation that may be granted in the form of stock appreciation rights, restricted stock units, or restricted stock. The higher the performance review rating, the higher the amount of equity awarded as a percentage of total cash compensation. Total cash compensation consisted of the employee's adjusted base salary following his annual performance review and any bonus amount paid to the employee under our cash incentive plan in the first quarter of the fiscal year for prior fiscal year performance.

        For fiscal 2016, the CEO and Human Resources Department recommended, and the Compensation Committee approved, guidelines for the grant of equity awards for each management level within the Company eligible to participate in the Company's equity plan. The Compensation Committee approved the executive level employee's target of 150% of the Named Executive Officer's adjusted base salary following his annual performance review. This new guideline was recommended and approved based on external benchmarking against our industry peer group and competitive pay practices.

        In recommending the size, frequency and type of long-term incentive grants to the Named Executive Officers, the Compensation Committee may also take into account tax implications to the Named Executive Officer and to the Company as well as the expected accounting impact and dilution effects. The Compensation Committee makes the ultimate determination regarding these grants and can increase or decrease the recommended awards in its subjective discretion.

        For fiscal 2016, the CEO and Human Resources Department also recommended, and the Compensation Committee approved, the granting of performance shares. The granting of performance shares was recommended and approved based on external benchmarking against our industry peer group and competitive pay practices and to further align Named Executive Officer compensation with shareholder interests. The terms of the performance shares are described below.

        In March 2016, the Compensation Committee granted to the Named Executive Officers a combination of restricted stock units and stock appreciation rights, both of which vest pro-rata over three years, and performance shares that vest on the three-year anniversary of the date of grant based on the achievement of the performance measures over the three year measurement period and continued employment with the Company. Stock appreciation rights are made at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant.

        The grants of restricted stock units, stock appreciation rights and performance shares to our Named Executive Officers are made using a value-based granting system. Under our value-based granting system, the amount of equity our Named Executive Officers receive is individually calculated at 150% of the Named Executive Officer's adjusted base salary following his annual performance review, which is then allocated 50% to restricted stock units, 25% to stock appreciation rights and 25% to performance shares. Once the cash value for each grant is calculated, we convert the cash value into a number of stock appreciation rights using the Black-Scholes value on the date of grant and a number of restricted units and performance shares using the fair market value of our Common Stock (as defined in the 2016 Incentive Plan) on the date of grant.

        The performance shares will vest at the end of a three year vesting period only upon achievement of certain performance rankings of the Company as compared against a specified peer group and subject to the executive's continued employment with the Company. For the 2016 performance share grants, the three year vesting period ends on March 15, 2019. A specified percentage of the performance shares between 10% and 100% will vest at the end of the three year vesting period if the Company ranks at the end of the vesting period between 25% and 100% of its peer group based on sales growth calculated during the vesting period. Sales growth is defined as the difference in a company's net sales at the beginning of the performance period until the end of the performance period. In addition, an additional 50% of the performance shares will vest at the end of the vesting period if the Company ranks at least 68.75% of its peer group based on operating income margin rate during the three year period. Operating income margin is calculated by dividing operating income for the performance period by net sales for the performance period. If the Company does not meet the minimum percentile rankings, then the performance shares will be forfeited at the end of the vesting period. The peer group is generally the same as the peer group used by the Compensation Committee for fiscal 2015 benchmarking purposes. However, the Compensation Committee replaced Ann, Inc. in the peer group with Ascena Retail Group, Inc. after Ascena Retail Group acquired Ann, Inc.

        In May 2016, Mr. Evans was promoted to Executive Vice President. The Compensation Committee applied the 150% guideline for the grant of equity awards at the executive level and awarded Mr. Evans a grant value of approximately $412,500 in restricted stock units and approximately $412,500 in stock appreciation rights. These grants were made effective July 15, 2016 in connection with the Company's practice of granting equity awards (other than annual merit grants) on the fifteenth day of the month following the calendar quarter in which the grant was approved by the Compensation Committee. Mr. Evans was not awarded any performance shares, as the Compensation Committee generally awards performance shares to the Company's executive officers during the annual merit review process to align all of the executive officers on the same performance measurement timeline. Mr. Evans will be eligible to receive a grant of performance shares during the annual merit review process in 2017.

        In connection with the closing of our acquisition of Misfit, Inc. in December 2015, the Compensation Committee approved a grant of performance shares to Mr. Secor to further incentivize him to drive sales of our wearable technology products. The performance shares had an approximate value of $250,000 and vest pro rata over three years, contingent on the achievement of the performance metrics. The performance share grant aligned with the performance metrics we used as part of the management incentive plan we put in place for the employees and contractors of Misfit, Inc. for retention and incentive purposes following our acquisition of Misfit, Inc. These performance metrics include sales of Misfit branded products, sales of wearable technology products under our other owned and licensed watch brands and development of the wearable technology management group. We do not disclose the specific Misfit performance metrics due to the potential for competitive harm. In March 2016, the Compensation Committee measured the achievement of the performance metrics under the first year of the management incentive plan. The Company did not achieve the target for sales of Misfit branded products or the target for sales of wearable technology products under our other owned and licensed watch brands. As a result, no performance shares were vested for these performance metrics. The Compensation Committee did, however, determine that the Company achieved the development of the wearable technology group performance metric in 2016. As a result, Mr. Secor was vested in 22.2% of his 2016 eligible performance shares.

        As described below under "Post-Termination Compensation," awards under the 2016 Incentive Plan, 2008 Incentive Plan and 2004 Long-Term Incentive Plan (the "2004 Incentive Plan") are subject to either optional vesting in the discretion of the Compensation Committee or immediate vesting following a "change in control." The events used to define "change in control" under these agreements were chosen because each reflects a circumstance in which, through a party's acquisition of a significant voting block, a shift in the control of the majority of the Board of Directors, or a corporate transaction, a person or group would be expected to obtain control or effective control over our policies and direction. In those circumstances, the Compensation Committee believes it may be appropriate to provide management the benefit of the awards that have been conveyed prior to such event and to waive the service and other conditions applicable to management's rights to such awards, because such change could reasonably be expected to materially alter our policies and objectives, and/or result in a material change in the composition of management.

Stock Ownership Guidelines

        Effective January 2016, the Compensation Committee adopted stock ownership guidelines for our Chief Executive Officer and our other executive officers. The guidelines were adopted in lieu of stock retention requirements. Subject to transition periods and other provisions, the guidelines generally require that each officer beneficially hold shares of our stock with a value at least equal to the multiples of his base salary identified below:

Position	Base Salary Multiple
Chief Executive Officer	Six Times
Other Executive Officers	Two Times

        All Named Executive Officers will be in compliance with the guidelines following our annual merit grants on April 15, 2017. We also have stock ownership guidelines for our directors, as further described in "Director Compensation."

Employee Benefits

        Benefit programs are generally egalitarian. Our qualified defined contribution 401(k) plan is available to our U.S. employees. Our Named Executive Officers may also participate in a deferred compensation plan. None of our Named Executive Officers contributed to the deferred compensation plan in fiscal 2016. Our Named Executive Officers do not receive perquisites other than a financial advisory services benefit up to $15,000 and an annual wellness benefit. All of our employees, including our Named Executive Officers, receive discounts on our products.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

COMPENSATION COMMITTEE Elaine B. Agather Diane L. Neal Elysia Holt Ragusa James M. Skinner, Chairperson

Compensation Committee Interlocks and Insider Participation

        During fiscal 2016, the Compensation Committee was comprised of Mr. Skinner and Mses. Agather, Neal and Ragusa. During fiscal 2016, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

 FISCAL 2016, 2015 AND 2014 SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned by our Named Executive Officers during fiscal years 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Kosta N. Kartsotis(6)	2016	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Chief Executive Officer	2015	-0-	-0-	-0-	-0-	-0-	-0-		-0-
and Director	2014	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Dennis R. Secor	2016	597,115	86,250	388,249	225,042	90,000	32,260	(7)	1,418,916
Executive Vice	2015	593,269	-0-	2,978,099	492,753	129,375	20,802		4,214,298
President, Chief	2014	542,308	-0-	451,595	451,524	-0-	7,228		1,452,655
Financial Officer and Treasurer
Steve A. Evans(8)	2016	528,077	75,000	488,020	543,734	70,287	6,924		1,712,042
Executive Vice
President, Fossil Brand
Darren E. Hart	2016	627,115	121,000	407,679	236,285	126,000	13,331	(9)	1,531,410
Executive Vice	2015	623,654	-0-	1,694,243	264,698	181,500	14,034		2,778,129
President, HR	2014	569,615	-0-	479,516	479,476	-0-	24,461		1,553,068
John A. White	2016	677,115	98,250	440,054	255,045	102,000	11,982	(10)	1,584,446
Executive Vice	2015	676,346	-0-	1,729,217	276,337	147,375	10,155		2,839,430
President and Chief	2014	626,923	-0-	380,719	380,620	-0-	6,929		1,395,191
Operating Officer

(1)
The Company had one extra payroll date occur in fiscal 2015.

(2)
Discretionary bonuses paid for retention purposes.

(3)
The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of restricted stock units and performance shares awarded to each of them in fiscal years 2014, 2015 and 2016. These values were determined in accordance with FASB ASC Topic 718. The grant date fair value of the performance share awards is based on our estimate on the grant date of the probable outcome of meeting the performance conditions of these awards. The aggregate grant date fair value of the restricted stock units and performance share units is equal to the midpoint between the high and low sales prices of our Common Stock on the date of grant multiplied by the number of shares granted. The following are the aggregate grant date fair values of the 2016 performance share awards assuming we meet the highest level of the performance conditions of these awards as described in footnote (2) to the Fiscal 2016 Grants of Plan-Based Awards Table: Mr. Secor ($129,416), Mr. Evans ($0), Mr. Hart ($135,902) and Mr. White ($146,694). The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture. The annual merit grants made on March 15, 2016 were made under the 2016 Incentive Plan, which was subject to stockholder approval at our 2016 Annual Meeting of Stockholders held on May 25, 2016. As a result, the grant date fair value was calculated on May 25, 2016 and not on the original grant date of March 15, 2016. The price of our Common Stock decreased from March 15, 2016 to May 25, 2016. As a result, the grant date fair value for the grants on March 15, 2016 as shown in the table above is less than the value granted on March 15, 2016 as reported in Compensation Discussion and Analysis. See also Fiscal 2016 Grants of Plan-Based Awards Table.

(4)
Consists of awards of stock appreciation rights granted pursuant to the 2016 Incentive Plan. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the stock appreciation rights awarded to each of them in fiscal years 2014, 2015 and 2016. These values were determined in accordance with FASB ASC Topic 718. See Note 15, Employee Benefit Plans, under the subheading entitled "Stock Options and Stock Appreciation Rights" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2016 for the assumptions used in determining the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

  See footnote 3 for additional information regarding the grant date fair value for the grants made on March 15, 2016.

(5)
The amounts shown were earned in the fiscal year listed, but paid in the first quarter of the following fiscal year.

(6)
Mr. Kartsotis refused all forms of compensation for fiscal years 2014, 2015 and 2016. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met through stock price growth.

(7)
This amount represents annual wellness benefits, financial advisory services, the Company's contributions to Mr. Secor's account under its 401(k) plan and Company-paid life insurance premiums.

(8)
Mr. Evans was not a Named Executive Officer in 2014 or 2015.

(9)
This amount represents annual wellness benefits, financial advisory services, the Company's contributions to Mr. Hart's account under its 401(k) plan and Company-paid life insurance premiums.

(10)
This amount represents annual wellness benefits, the Company's contributions to Mr. White's account under its 401(k) plan and Company-paid life insurance premiums.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table provides information regarding plan-based awards granted during fiscal 2016 to the Named Executive Officers.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Grant Date Fair Value of Stock and Option Awards ($)
										Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold(5) ($)	Target(6) ($)	Maximum(7) ($)	Threshold (#)	Target (#)	Maximum (#)
Kosta N. Kartsotis(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	-0-	-0-	N/A	N/A
Dennis R. Secor		43,200	450,000	900,000
	3/15/2016				0	4,689	7,034				129,416
								9,378			258,833
									17,634	47.99	225,042
Steve A. Evans(9)		33,097	351,435	697,527
	3/15/2016				N/A	N/A	N/A
								2,736			75,514
									10,287	47.99	131,281
	7/15/2016				N/A	N/A	N/A
								13,988			412,506
									48,134	29.49	412,453
Darren E. Hart		45,360	472,500	945,000
	3/15/2016				0	4,924	7,386				135,902
								9,847			271,777
									18,515	47.99	236,285
John A. White		48,960	510,000	1,020,000
	3/15/2016				0	5,315	7,973				146,694
								10,629			293,360
									19,985	47.99	255,045

(1)
The amounts shown were not actually paid to the Named Executive Officers. Rather, the amounts shown reflect potential payments under the Cash Incentive Plan. Actual payment amounts are shown in the "Fiscal 2016, 2015 and 2014 Summary Compensation Table" above in the column "Non-Equity Incentive Plan Compensation." The amounts shown for Mr. Evans are prorated based on his eligibility in his previous position with the Company and his current position to which he was promoted in May 2016.

(2)
The amounts shown are potential payments of performance share awards to the Named Executive Officers. Final payments of these awards can range from 0% to 150% of the shares originally granted, depending on our performance during the applicable measurement period.

(3)
Consists of restricted stock units awarded pursuant to the 2016 Incentive Plan. These awards vest one-third each year over three years following the grant date.

(4)
Consists of stock appreciation rights awarded pursuant to the 2016 Incentive Plan. All awards vest one-third each year over three years following the grant date.

(5)
Threshold payments assume that the executive received a "meets expectations" performance rating (40% award), the Company achieved operating income and net sales levels at the threshold payout levels (10% award) and the achievement of strategic priorities by the Company is rated "meets expectations" (50% award). Cash incentive awards are paid if the executive's performance rating is a "meets expectations," "exceeds expectations" or

  "outstanding" and either (i) the operating income and net sales targets or (ii) the strategic priorities are at least at the threshold payout level. We consider "meets expectations" to be the threshold performance rating.

(6)
Target payments assume that the executive received an "exceeds expectations" performance rating (75% award), the Company achieved operating income and net sales levels at the target levels (100% award) and the achievement of strategic priorities by the Company is rated "exceeds expectations" (100% award). We consider "exceeds expectations" to be the target performance rating and the target strategic priorities rating.

(7)
Maximum payments assume that the executive received an "outstanding" performance rating (100% award), the Company achieved operating income and net sales levels at the maximum payout level (150% award) and the achievement of strategic priorities by the Company is rated "outstanding" (150% award). We consider "outstanding" to be the maximum performance rating and the maximum strategic priorities rating.

(8)
Mr. Kartsotis refused all forms of compensation for fiscal years 2014, 2015 and 2016. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by through stock price growth.

(9)
Mr. Evans received his annual merit grant on March 15, 2016. He received an additional grant on July 15, 2016 in connection with his promotion to Executive Vice President in May 2016.

Perquisites

        The Named Executive Officers do not receive any perquisites or personal benefits other than a financial advisory services benefit up to $15,000, an annual wellness benefit, 401(k) Company matching contributions and Company paid life insurance premiums. All of our employees, including our Named Executive Officers, receive discounts on our products.

Employment Agreements

        We are not a party to any employment agreements with any of our Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is reviewed annually by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.

 OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END TABLE

        The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at fiscal year-end 2016. The table also includes, where applicable, the value of these awards based on the closing price of our Common Stock on the Nasdaq on December 31, 2016, which was $25.86 per share. All awards vest one-third each year over three years following the grant date, except as otherwise noted.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Kosta N. Kartsotis(3)	N/A	—	—	N/A	N/A	—	—	—		—
Dennis R. Secor	1/15/2013	6,310	—	101.64	1/15/2021	—	—	—		—
	3/15/2014	7,646	3,823	113.04	3/15/2022	1,331	33,681	—		—
	3/15/2015	3,426	6,849	80.22	3/15/2023	4,032	102,030	3,026	(4)	76,573
	11/24/2015	—	—	—	—	17,742	448,961	—		—
	12/22/2015	7,247	14,493	36.73	12/22/2023	18,153	459,362	4,538	(5)	114,834
	3/15/2016	—	17,634	47.99	3/15/2024	9,378	237,310	4,689	(6)	118,655
Steve A. Evans	7/15/2014	3,401	1,700	101.37	7/15/2022	575	14,550	—		—
	3/15/2015	1,765	3,530	80.22	3/15/2023	1,039	26,292	—		—
	11/24/2015	—	—	—	—	7,097	179,590	—		—
	3/15/2016	—	10,287	47.99	3/15/2024	2,736	69,234	—		—
	7/15/2016	—	48,137	29.49	7/15/2024	13,988	353,966	—		—
Darren E. Hart	7/15/2011	5,343	—	128.29	7/15/2019	—	—	—		—
	3/15/2012	4,945	—	127.84	3/15/2020	—	—	—		—
	3/15/2013	4,614	—	106.40	3/15/2021	—	—	—		—
	3/15/2014	8,120	4,059	113.04	3/15/2022	1,414	35,781	—		—
	3/15/2015	3,738	7,472	80.22	3/15/2023	4,399	111,317	3,301	(4)	85,532
	11/24/2015	—	—	—	—	15,968	404,070	—		—
	3/15/2016	—	18,515	47.99	3/15/2024	9,847	249,178	4,924	(6)	124,602
John A. White	10/15/2012	4,958	—	83.83	10/15/2020	—	—	—		—
	3/15/2013	1,223	—	106.40	3/15/2021	—	—	—		—
	3/15/2014	4,122	2,706	113.04	3/15/2022	942	23,837	—		—
	3/15/2015	3,902	7,803	80.22	3/15/2023	4,593	116,226	3,446	(4)	87,201
	11/24/2015	—	—	—	—	15,968	404,070	—		—
	3/15/2016	—	19,985	47.99	3/15/2024	10,629	268,967	5,315	(6)	268,967

(1)
Consists of stock appreciation rights issued pursuant to the 2008 Incentive Plan and 2016 Incentive Plan.

(2)
Consists of restricted stock units issued pursuant to the 2008 Incentive Plan and 2016 Incentive Plan.

(3)
Mr. Kartsotis refused all forms of compensation for fiscal years 2014, 2015 and 2016. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by through stock price growth.

(4)
These performance shares were granted on March 15, 2015 and will vest, if at all, on March 15, 2018. Vesting is subject to satisfaction of the applicable performance criteria and is generally subject to the recipient's continued employment through that date. As required by the SEC's disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved within 60 days of the vesting date.

(5)
These performance shares were granted on December 22, 2015 and will vest, if at all, one-third each year over three years following the grant date. Vesting is subject to satisfaction of the applicable performance criteria and is generally subject to the recipient's continued employment through that date. As required by the SEC's disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved within 60 days of the vesting date.

(6)
These performance shares were granted on March 15, 2016 and will vest, if at all, on March 15, 2019. Vesting is subject to satisfaction of the applicable performance criteria and is generally subject to the recipient's continued employment through that date. As required by the SEC's disclosure rules, the number of performance shares shown assumes that target levels of performance (100%) will be achieved. The Compensation Committee will determine the actual levels of performance achieved within 60 days of the vesting date.

2016 Incentive Plan

        Pursuant to the 2016 Incentive Plan, the Compensation Committee awards a combination of restricted stock units, stock appreciation rights and performance shares. Stock appreciation rights are granted at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant. Restricted stock units, stock appreciation rights and performance shares are awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2016 Incentive Plan, unvested restricted stock units, stock appreciation rights and performance shares will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment, except as provided under the Executive Severance Agreements. See "Post-Termination Compensation" for a definition of change in control and a discussion of the vesting terms under the Executive Severance Agreements.

        The Compensation Committee is responsible for the administration of the 2016 Incentive Plan. The 2016 Incentive Plan provides that the Compensation Committee may make certain adjustments to the exercise price and number of shares subject to awards in the event of a dividend or other distribution, recapitalization, stock split, reorganization, merger or certain other corporate transactions. Subject to certain limitations, the Compensation Committee is authorized to amend the 2016 Incentive Plan as it deems necessary, but no amendment may adversely affect the rights of a participant with respect to an outstanding award without the participant's consent.

2008 Incentive Plan

        Prior to the adoption of the 2016 Incentive Plan, the Compensation Committee awarded restricted stock units, stock appreciation rights and performance shares pursuant to the 2008 Incentive Plan. Stock appreciation rights were granted at a specified strike price set forth in the applicable award agreement, which was generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales were made on the date of grant. Restricted stock units, stock appreciation rights and performance shares were awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2008 Incentive Plan, unvested restricted stock units, stock appreciation rights and performance shares will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment, except as provided under the Executive Severance Agreements. See "Post-Termination Compensation" for a definition of change in control and a discussion of the vesting terms under the Executive Severance Agreements.

        The 2008 Incentive Plan was terminated on May 25, 2016. However, the termination of the 2008 Incentive Plan did not impair outstanding awards which continued in accordance with their original terms.

2004 Incentive Plan

        Prior to adoption of the 2008 Incentive Plan, the Compensation Committee awarded restricted stock units and stock appreciation rights pursuant to the 2004 Incentive Plan. Stock appreciation rights were granted at a specified strike price set forth in the applicable award agreement, which was generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales were made on the date of grant. Restricted stock units and stock appreciation rights were awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2004 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death, and will terminate upon any other termination of employment.

        The 2004 Incentive Plan was terminated on May 21, 2008. However, the termination of the 2004 Incentive Plan did not impair outstanding awards which continued in accordance with their original terms.

FISCAL 2016 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides information about the number of shares issued upon option exercises, the number of stock awards that vested, and the value realized on exercise or vesting, by our Named Executive Officers during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kosta N. Kartsotis	-0-	-0-	-0-	-0-
Dennis R. Secor	-0-	-0-	22,929	788,244
Steve A. Evans	-0-	-0-	4,645	170,918
Darren E. Hart	-0-	-0-	13,620	560,590
John A. White	-0-	-0-	11,789	472,730

(1)
Represents the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units by the closing price of the Common Stock on Nasdaq on the vesting date.

Post-Termination Compensation

        Post-Termination Arrangements.    We have not entered into change in control or other post-termination agreements with any of our Named Executive Officers or other members of the executive management team. However, pursuant to awards granted to our Named Executive Officers under the 2016 Incentive Plan and the 2008 Incentive Plan, unvested restricted stock units, stock appreciation rights and performance shares will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment.

        A "change in control" is generally defined under the 2016 Incentive Plan and the 2008 Incentive Plan as the occurrence of any of the following events: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities (or an additional 10% of such voting power by a 30% or greater holder of such voting power); (ii) individuals who on the effective date of the plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the Board of

Directors; (iii) there is a merger or consolidation of the Company or any direct or indirect subsidiary, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 60% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company, or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (v) any tender or exchange offer is made to acquire 30% or more of the securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

        In addition, in the event of death or a change in control of the Company, all outstanding restricted stock units and stock appreciation rights under our 2004 Incentive Plan will become fully exercisable or vested. Unvested restricted stock units and stock appreciation rights granted under the 2004 Incentive Plan terminate upon any other termination of employment.

        A "change in control" under the 2004 Incentive Plan is generally defined as (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities, or (ii) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of our Company with or into another corporation.

        Executive Severance Agreements.    The Company entered into an Executive Severance Agreement (the "Agreement") with each of Messrs. Secor, Hart and White in January 2016 and with Mr. Evans in April 2016. The Agreement supersedes that certain Executive Retirement Agreement previously entered into by certain Named Executive Officers. Pursuant to the Agreement, the Named Executive Officer will be entitled to certain benefits ("Severance Benefits") upon the Named Executive Officer's "separation from service" as defined in the Internal Revenue Code ("Termination of Service") by the Company without Cause (as defined in the Agreement) or the Named Executive Officer's resignation for Good Reason (as defined in the Agreement), provided that (i) the Named Executive Officer is in compliance with all restrictive covenants in any written agreement between the Named Executive Officer and the Company, and (ii) the Named Executive Officer has executed and delivered a release of claims prepared by the Company within 50 days following the date of Termination of Service (the "Termination Date").

        Pursuant to the Agreement, upon the Named Executive Officer's Termination of Service by the Company without Cause or the Named Executive Officer's resignation for Good Reason prior to a change in control (as defined in the 2016 Incentive Plan and 2008 Incentive Plan) (a "Change in Control"), the Named Executive Officer will be entitled to the following Severance Benefits under the Agreement: (i) 18 months of the Named Executive Officer's then current base salary in effect at the Termination Date ("Base Salary"), payable in 39 equal installments over an 18 month period in accordance with the Company's normal payroll practices; (ii) the following cash bonuses under any cash bonus plan for which the Named Executive Officer was eligible on the Termination Date: (x) a pro-rata amount payable in a lump sum, of the target bonus the Named Executive Officer would have received for the fiscal year under such cash bonus plan, and (y) 1.5 times the full target bonus for which the Named Executive Officer was eligible, payable in 39 equal installments over an 18 month period in accordance with the Company's normal payroll practices; (iii) any outstanding non-performance-based restricted stock unit and stock appreciation right awards granted pursuant to the 2008 Incentive Plan or the 2016 Incentive Plan (collectively, "Time-Based Awards"), will continue to vest for an additional 18 months, to the same extent such awards would have otherwise vested had the Named Executive

Officer remained employed during such period; (iv) any outstanding performance shares granted pursuant to the 2008 Incentive Plan or the 2016 Incentive Plan ("Performance Share Awards"), will vest pro-rata, as set forth in the Agreement; and (v) all vested stock appreciation rights will be exercisable until the earlier of (x) the expiration date of such award or (y) 24 months from the Termination Date.

        Pursuant to the Agreement, upon the Named Executive Officer's Termination of Service by the Company without Cause or resignation for Good Reason in connection with or within 24 months following a Change in Control, the Named Executive Officer will be entitled to the following Severance Benefits under the Agreement: (i) 24 months of the Named Executive Officer's Base Salary, payable in 52 equal installments over a 24 month period in accordance with the Company's normal payroll practices; (ii) the following cash bonuses under any cash bonus plan for which the Named Executive Officer was eligible on the Termination Date: (x) the full target bonus the Named Executive Officer would have received under the cash bonus plan, payable in a lump sum, and (y) two times the full target bonus for which the Named Executive Officer was eligible, payable in 52 equal installments over a 24 month period in accordance with the Company's normal payroll practices; (iii) full acceleration of vesting of any outstanding Time-Based Awards; (iv) with respect to any outstanding Performance Share Awards, (x) if the Termination Date occurs within the first half of the applicable performance period, full acceleration of vesting at target performance, and (y) if the Termination Date occurs within the second half of the applicable performance period, accelerated vesting of the award, based on actual performance of the Company (if measurable) or at target performance (if the performance of the Company is not measurable); and (v) all vested stock appreciation rights will be exercisable until the earlier of (x) the expiration date of such award or (y) 24 months from the Termination Date.

        In addition, the Agreement provides that the Company will pay the Named Executive Officer on a monthly basis, an amount equal to the Company-paid portion of the health insurance premiums that were paid by the Company on behalf of the Named Executive Officer immediately prior to the Termination Date to be used by Named Executive Officer to purchase health coverage for a period of 18 months from the Termination Date or until the Named Executive Officer becomes eligible to participate in another employer's health care plan, whichever date is earlier.

        The Agreement contains non-competition and non-solicitation provisions pursuant to which the Named Executive Officer will be prohibited from competing with, or soliciting clients, manufacturers or suppliers of, the Company and its affiliates and from soliciting any of the Company's or its affiliates' employees or independent contractors for 18 months following such Named Executive Officer's Termination Date.

        Post-Employment Compensation Table.    Set forth below are the amounts that the Named Executive Officers would have received upon a change in control or death as of December 31, 2016. In calculating the amounts in the table, the Company based the stock distribution values on a price of $25.86 per share, which was the closing price of the Common Stock on the Nasdaq as of December 31, 2016.

Name	Restricted Stock Units ($)	Stock Appreciation Rights ($)	Performance Shares ($)	Total ($)
Kosta N. Kartsotis	-0-	-0-	-0-	-0-
Dennis R. Secor	1,309,477	-0-	316,864	1,626,341
Steve A. Evans	657,749	-0-	0	657,749
Darren E. Hart	817,904	-0-	212,699	1,030,603
John A. White	830,933	-0-	226,559	1,057,492

Equity Compensation Plan Information

        The following table provides certain information as of December 31, 2016 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

Plan Category	(a) Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,688,659	$46.74(2)	2,351,841
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable
Total	1,688,659		2,351,841

(1)
Includes shares to be issued upon the vesting of outstanding restricted stock unit and performance share grants and the exercise of outstanding stock options, including those stock options that are out of the money. Also includes 5,978 shares of Common Stock that would be issued upon exercise of all stock appreciation rights as of December 31, 2016 based on the closing price of our Common Stock on the Nasdaq on December 31, 2016, which was $25.86 per share.

(2)
Excludes restricted stock units and performance shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its executive officers, directors and 10% Stockholders were timely met.

Certain Relationships and Related Transactions

        Mr. Rasheed Shroff (the son of Mr. Jal S. Shroff) is an employee of Fossil Asia Pacific Ltd., a wholly-owned subsidiary of the Company. Mr. Rasheed Shroff earned approximately $268,046 in cash compensation in fiscal 2016. In addition, under the 2016 Incentive Plan, Mr. Rasheed Shroff received a grant of 1,808 restricted stock units.

        In accordance with the Company's Audit Committee charter, any proposed transaction that has been identified as a related party transaction under Item 404 of SEC Regulation S-K may be consummated or materially amended only following the approval by the Audit Committee. A related party transaction means a transaction, arrangement or relationship in which the Company and any related party are participants in which the amount involved exceeds $120,000. A related party includes (i) a director, director nominee or executive officer of the Company, (ii) a security holder known to be an owner of more than 5% of the Company's voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

        In the event that the Company proposes to enter into a related party transaction, management of the Company shall present the transaction to the Audit Committee for review, consideration and approval. The Audit Committee, in approving or rejecting the proposed transaction, shall consider all the facts and circumstances deemed relevant by and available to the Audit Committee. The Audit Committee shall approve only those transactions that, in light of the circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith exercise of its discretion.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

        Section 14A of the Exchange Act implements requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (sometimes referred to as "say-on-pay"). At our 2011 annual meeting of stockholders, stockholders voted on a non-binding proposal to advise on whether the advisory vote on executive compensation should occur every one, two or three years. As a majority of our stockholders (58%) voted in favor of an annual advisory vote, the Board decided to annually provide stockholders with an advisory vote on the compensation of our Named Executive Officers. Accordingly, the Company is providing stockholders with its annual advisory vote on executive compensation. We are asking stockholders to indicate their support for our Named Executive Officers' compensation as described in this proxy statement by voting "FOR" the following resolution:

  "Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company's proxy statement for the 2017 Annual Meeting."

        This vote is non-binding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described in detail under "Compensation Discussion and Analysis," our compensation programs are designed to motivate our executives to create a successful company. Equity compensation in the form of restricted stock units, stock appreciation rights and performance shares that are subject to further time-based vesting and, in the case of performance shares, performance-based vesting criteria is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

 ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)

        SEC rules under Section 14A of the Exchange Act require our shareholders to have an opportunity at least once every six years to vote on how frequently we should seek the say-on-pay vote proposed in Proposal 2. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board's recommendation. At our 2011 annual meeting, the last time shareholders voted on the say-on-pay vote frequency, 58% of shareholders voted in support of conducting the advisory vote annually, and we have done so since 2011. As a corporate governance best practice and in recognition of the value of regular shareholder feedback on our executive compensation program, our Board recommends that the say-on-pay vote occur annually.

        Although this advisory vote on the frequency of the say-on-pay vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF "EVERY ONE YEAR" FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4)

        The Company's independent registered public accounting firm for the fiscal year ended December 31, 2016 was Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's principal independent registered public accounting firm for the fiscal year ending December 30, 2017. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee feels that such a change would be in the Company's and its stockholders' best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2017.

        The following table summarizes the aggregate fees (excluding value added taxes) incurred by the Company and its subsidiaries for work performed by Deloitte & Touche LLP, the member firms of

Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for the fiscal years ended December 31, 2016 and January 2, 2016, respectively:

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees(1)	$3,914,532	$3,858,861
Audit-Related Fees(2)	101,250	517,050
Tax Fees(3)	336,650	265,108
All Other Fees(4)	-0-	373,000

Total	$4,352,432	$5,014,019

(1)
Audit services billed consisted of the audits of the Company's annual consolidated financial statements, audits of internal control over financial reporting and reviews of the Company's quarterly condensed consolidated financial statements.

(2)
For 2015, due diligence support for the Company's acquisition of Misfit, Inc. and for 2015 and 2016 benefit plan audits and agreed upon procedures.

(3)
Tax return preparation and consultation.

(4)
Consulting fees related to the Company's global digital expansion and an assessment of the Company's internal audit function.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

        The Audit Committee's Policies and Procedures for the Engagement of the Principal Outside Auditing Firm provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent registered public accounting firm on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee chairperson to pre-approve principal independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee chairperson must report to the full Audit Committee on any pre-approval determinations).

        The Audit Committee pre-approved all of the audit fees, audit-related fees and tax fees set forth in the table.

OTHER BUSINESS

        The Board is not aware of any other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

 DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Stockholder proposals to be included in the proxy statement for the 2018 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before December 14, 2017 for inclusion in the Company's Proxy Statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the Annual Meeting instead of for inclusion in next year's proxy statement must follow the submission criteria and deadlines set forth in our Bylaws. To be timely in connection with an annual meeting, a stockholder proposal must be received by the Company at its principal executive offices not before January 24, 2018 or after February 23, 2018. With respect to other stockholder proposals, management will be able to vote proxies in its discretion without advising stockholders in the 2018 proxy statement about the nature of the matter and how management intends to vote if notice of the proposal is not received by the Company at its principal executive offices before February 27, 2018.

        You may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 without charge by sending a written request to Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.fossilgroup.com.

BY ORDER OF THE BOARD OF DIRECTORS
Randy S. Hyne Vice President, General Counsel and Secretary

April 13, 2017
Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO VOTE BY INTERNET, PHONE OR MAIL AS DESCRIBED IN THE PROXY CARD OR PROXY NOTICE.

PROXY FOSSIL GROUP, INC. Annual Meeting of Stockholders May 24, 2017 at 9:00 a.m., local time This proxy is solicited by the Board of Directors The undersigned hereby appoints Randy S. Hyne and Heather Foster, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Fossil Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 24, 2017, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be marked, dated and signed on other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at http://viewproxy.com/fossil/2017

Please mark your votes like this  FORAGAINST ABSTAIN The Board of Directors recommends that you vote FOR each of the following 9 Director nominees 1. Election of Directors FORAGAINST ABSTAIN FOR AGAINST ABSTAIN       09 James M. Zimmerman   01 Jeffrey N. Boyer 02 William B. Chiasson 05 Diane L. Neal 06 Thomas M. Nealon 07 Mark D. Quick 08 James E. Skinner 03 Mauria A. Finley 04 Kosta N. Kartsotis The Board of Directors recommends that you vote FOR the following proposal: 2 Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. FORAGAINSTABSTAIN The Board of Directors recommends that you vote 1 YEAR on the following proposal. 3 Proposal to hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years. 1 YEAR 2 YEARS 3 YEARS ABSTAIN The Board of Directors recommends that you vote FOR the following proposal: 4 Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2017. FORAGAINSTABSTAIN NOTE: Such other business that may properly come before the meeting. Date Signature Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.)  Please indicate if you plan to attend this meeting  Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.  TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/FOSL Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2017
INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS
GENERAL
QUORUM AND VOTING
HOW TO VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Proposal 1)
FISCAL 2016 DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
FISCAL 2016, 2015 AND 2014 SUMMARY COMPENSATION TABLE
FISCAL 2016 GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END TABLE
FISCAL 2016 OPTION EXERCISES AND STOCK VESTED TABLE
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 3)
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 4)
OTHER BUSINESS
DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS